UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HUBSPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2022

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of HubSpot, Inc. (“HubSpot”) to be held on Tuesday, June 7, 2022 at 9:00 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2022 Annual Meeting of Stockholders and Proxy Statement.

Pursuant to the Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. On or about April 28, 2022, we will begin mailing to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access or request a copy of our Proxy Statement for the 2022 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2021.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or at the Annual Meeting or, if you requested printed copies of proxy materials, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for being a HubSpot stockholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Brian Halligan

Co-founder and Executive Chairperson

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the virtual Annual Meeting, whether or not you plan to attend the virtual Annual Meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save HubSpot the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf on (1) the election of directors, (2) the non-binding, advisory vote to approve the compensation of our named executive officers, or (3) the vote to approve the HubSpot, Inc. Amended and Restated Employee Stock Purchase Plan unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the virtual Annual Meeting, revoking your earlier submitted proxy or voting your stock during the virtual Annual Meeting.

HUBSPOT, INC.

25 First Street

Cambridge, MA 02141

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that HubSpot, Inc. will hold its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 7, 2022 at 9:00 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/HUBS2022 and entering your 16-digit control number (included on the Notice Regarding the Availability of Proxy Materials mailed to you). The purpose of the Annual Meeting will be the following:

•

To elect three Class II directors, Lorrie Norrington, Avanish Sahai, and Dharmesh Shah, to hold office until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
•	To conduct a non-binding, advisory vote to approve the compensation of our named executive officers;
•	To approve the HubSpot, Inc. Amended and Restated 2014 Employee Stock Purchase Plan; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on April 11, 2022 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on April 11, 2022 or hold a valid proxy for the Annual Meeting.

For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

John P. Kelleher

General Counsel and Secretary

Cambridge, Massachusetts

April 28, 2022

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING
OF STOCKHOLDERS

ABOUT THE ANNUAL MEETING

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”). The Annual Meeting will be conducted via live audio webcast this year.

If you are a stockholder of record as of the close of business on April 11, 2022, the record date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/HUBS2022 and entering your 16-digit control number (included on the Notice Regarding the Availability of Proxy Materials mailed to you). We made this Proxy Statement available to stockholders beginning on April 28, 2022. The meeting webcast will begin promptly at 9:00 a.m. Eastern Time on Tuesday, June 7, 2022. We encourage participants to access the meeting prior to the start time. Online check-in will begin 15 minutes prior to the start of the Annual Meeting, at 8:45 a.m. Eastern Time, and participants should allow ample time for check-in procedures.

In this Proxy Statement the terms “HubSpot,” “the company,” “we,” “us,” and “our” refer to HubSpot, Inc. The mailing address of our principal executive offices is HubSpot, Inc., 25 First Street, Cambridge MA 02141.

Internet Availability of Proxy Materials

We are providing access to our proxy materials over the Internet. On April 28, 2022, we mailed the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Record Date	April 11, 2022

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present at the Annual Meeting or represented by proxy to constitute a quorum.

Shares Outstanding	47,726,744 shares of common stock outstanding as of April 11, 2022.

Voting	There are four ways a stockholder of record can vote:

(1) By Internet before the Annual Meeting: You may vote over the Internet by following the instructions provided in the Notice.

(2) By Internet during the Annual Meeting:  You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Please have your Notice in hand when you access the website and then follow the instructions.

(3) By Telephone: You can vote by telephone by following the instructions in the Notice.

(4) By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy as described in the proxy materials.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 6, 2022. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you are a stockholder who holds shares through a brokerage firm, bank, trust, or other similar organization (that is, in “street name”), please refer to the instructions from the broker or organization holding your shares.

2022 PROXY STATEMENT | HubSpot, Inc.   1

Annual Meeting Participation

If you are a stockholder as of the record date and have logged in using your 16-digit control number, you may submit a question at any point during the meeting (until the floor is closed to questions) by typing your question into the “Ask a Question” field, and clicking “Submit.” Stockholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. While we value stockholder engagement, questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed during the Annual Meeting. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/HUBS2022 for one year.

Technical Issues During the Meeting

The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection, and they can hear streaming audio prior to the start of the meeting.

If you encounter technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion.

Additional information regarding matters addressing technical and logistical issues, including technically support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/HUBS2022.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending and voting during the Annual Meeting, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, each nominee that receives a majority of votes properly cast will be elected as a director.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

For Proposal Three, a majority of the votes properly cast is required to approve the compensation of our named executive officers. Since this proposal is an advisory vote, the result will not be binding on our Board, the Compensation Committee of our Board, or the company. However, the Board values input from stockholders, and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

For Proposal Four, a majority of the votes properly cast is required to approve the HubSpot, Inc. Amended and Restated 2014 Employee Stock Purchase Plan.

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Effect of Abstentions and Broker Non-Votes

Abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Abstentions are not considered votes cast and therefore have no effect on Proposals One, Two, Three, or Four.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted with regard to Proposals One, Three, or Four unless you affirmatively provide the broker instructions on how to vote. Broker non-votes also will have no effect on the outcome of these proposals.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of each of the nominees for directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, FOR the non-binding advisory vote to approve the compensation of our named executive officers, and FOR the approval of the HubSpot, Inc. Amended and Restated Employee Stock Purchase Plan. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2021, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at HubSpot, Inc., 25 First Street, Cambridge, MA 02141 or call (888) 482-7768. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies our Board and executive officers and sets forth their current position(s) at HubSpot and their ages as of April 28, 2022:

Name	Age	Position
Executive Officers
Yamini Rangan	48	Chief Executive Officer, President, and Director
Kate Bueker	51	Chief Financial Officer and Treasurer
Brian Halligan	54	Co-founder and Executive Chairperson of the Board
John Kelleher	56	General Counsel and Secretary
Dharmesh Shah	54	Co-founder, Chief Technology Officer, and Director
Directors
Nick Caldwell	40	Director
Ron Gill	56	Director
Claire Hughes Johnson	46	Director
Lorrie Norrington	62	Lead Independent Director
Avanish Sahai	56	Director
Jay Simons	49	Director
Jill Ward	61	Director

Set forth below are the biographies of each executive officer and director, as well as information regarding each such person’s business experience, director positions held currently or at any time during the last five years, and, for directors, the experiences, qualifications, attributes or skills that caused the Nominating and ESG Committee to determine that the person should serve as a director of the company. We believe that each of our executive officers and directors has a reputation for integrity, honesty, and adherence to high ethical standards.

Yamini Rangan has served as our Chief Executive Officer and President since September 2021. She previously served as our Chief Customer Officer between January 2020 and September 2021.  Ms. Rangan joined HubSpot from Dropbox, where she served as chief customer officer from August 2018 to January 2020 and as vice president, business strategy and operations, from January 2016 to August 2018. Before Dropbox, she was vice president of sales strategy and operations at Workday from 2013 to 2015. Ms. Rangan also held several customer-facing leadership roles in strategy, pre-sales and value-based selling at SAP. Ms. Rangan was selected to serve as a director on our Board due to her deep operating and customer experience, as well as her service as our Chief Executive Officer.

Kate Bueker has served as our Chief Financial Officer since June 2018. Ms. Bueker has also served on the Procore Technologies, Inc. board of directors since April 2021. Prior to joining HubSpot, Ms. Bueker held numerous financial leadership roles from 2007 to 2018 at Akamai Technologies, Inc. Ms. Bueker most recently served as senior vice president of business finance and operations at Akamai. Prior to joining Akamai, Ms. Bueker spent almost 10 years in investment banking at The Blackstone Group, UBS, Credit Suisse and Donaldson, Lufkin & Jenrette.

Brian Halligan is the co-founder and Executive Chairperson of the company. He has served as a member of our Board since 2005, as Chairperson since 2014, and previously served as our Chief Executive Officer from 2005 until September 2021. Mr. Halligan is also an author and a senior lecturer at the Massachusetts Institute of Technology. Prior to founding HubSpot, Mr. Halligan served as venture partner at Longworth Ventures. From 2000 until 2004, he also worked as the vice president of sales of Groove Networks, which was later acquired by Microsoft. Mr. Halligan served on the board of directors of Fleetmatics Group, a global provider of fleet management solutions until its acquisition by Verizon Communications in November 2016. Mr. Halligan was selected to serve as a director on our Board due to his knowledge of HubSpot and our business and his prior service as our Chief Executive Officer.

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John Kelleher has served as our General Counsel since June 2012. Previously, from 2003 to 2011, Mr. Kelleher served as the senior vice president and general counsel of Endeca Technologies until its acquisition by Oracle in December 2011. Before joining Endeca, Mr. Kelleher was a co-founder and vice president of strategic development for Zinio Systems.  He began his legal career as an attorney at Mintz Levin. Prior to his legal career, Mr. Kelleher was a Lieutenant in the U.S. Navy.

Dharmesh Shah is the co-founder of the company and has served as our Chief Technology Officer and a member of our Board since 2006. Prior to founding HubSpot, he was founder and chief executive officer of Pyramid Digital Solutions, a software company, which was acquired by SunGard Data Systems in 2005. Mr. Shah is also an author and angel investor. Mr. Shah was selected to serve as a director on our Board due to his knowledge of the company and our business and his service as our Chief Technology Officer.

Nick Caldwell has served as a member of our Board since January 2021. Mr. Caldwell currently serves as the General Manager for Core Technologies at Twitter, a role he has held since June 2021. He was previously Vice President of Engineering for Consumer Products at Twitter from June 2020 to June 2021. From October 2018 to June 2020, Mr. Caldwell served as Chief Product Officer for Looker Data Sciences, a business intelligence firm which was acquired by Google in 2020. Prior to that, Mr. Caldwell held the position of Vice President of Engineering for Reddit, a social media startup, from October 2016 to October 2018. Mr. Caldwell also spent fifteen years at Microsoft and held various positions, culminating with an executive role as General Manager for the Power BI product organization. Mr. Caldwell was selected to serve as a director on our Board due to his technical expertise and extensive experience in scaling product organizations.

Ron Gill has served as a member of our Board since June 2012. Mr. Gill has served as an operating partner of Lead Edge Capital, a growth equity investment firm, since 2018. From 2007 to 2017, Mr. Gill held multiple positions at NetSuite, Inc., including chief financial officer from 2010 until 2017, including through NetSuite’s acquisition by Oracle in 2016. Prior to joining NetSuite, Mr. Gill was vice president, finance at Hyperion Solutions. Previously, he held a variety of financial positions with several technology companies, including SAP, Dell and Sony. Mr. Gill was selected to serve as a director on our Board due to his broad industry experience and extensive financial leadership experience. Mr. Gill qualifies as an “audit committee financial expert” under the Securities and Exchange Commission (the “SEC”) guidelines.

Claire Hughes Johnson has served as a member of our Board of Directors since March 2022. Since April 2021, Ms. Hughes Johnson has served as a corporate officer and advisor for Stripe. Ms. Hughes Johnson previously served as Stripe’s chief operating officer from October 2014 until April 2021. During her time at Stripe, she led business operations, sales, marketing, customer support, risk, real estate, and all of its people functions. Prior to Stripe, Ms. Hughes Johnson spent ten years at Google leading various business teams across general management, product, sales, support, and operations. Ms. Hughes Johnson serves on the boards of directors of Ameresco and Aurora Innovation. Ms. Hughes Johnson was selected to serve as a director on our Board due to her extensive operating and leadership experience at fast-growing technology businesses.

Lorrie Norrington has served as a member of our Board since September 2013. Ms. Norrington has served as an operating partner of Lead Edge Capital, a growth equity investment firm, since 2012. Ms. Norrington currently serves on the boards of directors of three other public companies, Autodesk, Colgate-Palmolive, and Asana, and also previously served on the boards of directors of Eventbrite, Shopping.com, McAfee, Lucasfilm, DIRECTV, Duo Security, and Signal Sciences. From 2005 to 2010, Ms. Norrington served in several senior management roles at eBay, including President of Global Marketplaces, Shopping.com, Intuit, and General Electric Company. Ms. Norrington was selected to serve as a director on our Board due to her broad industry experience, including over 35 years of operating experience in technology, software and internet businesses, and her experience as a current and former director of other public companies.

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Avanish Sahai has served as a member of our Board since April 2018. Previously, Mr. Sahai served as the vice president, ISV and apps partner ecosystem of Google from December 2019 until December 2021. From December 2016 to December 2019, he served as the global vice president, ISV and technology alliances at ServiceNow. From May 2015 to December 2016, Mr. Sahai was the senior vice president of channels and alliances at InsideSales.com.  From April 2014 to May 2015, he was the senior vice president and chief product officer at Demandbase.  Prior to Demandbase, Mr. Sahai held leadership positions at Salesforce.com, Oracle, and McKinsey & Company, as well as various early-to-mid stage startups in Silicon Valley. Mr. Sahai was selected to serve as a director on our Board due to his extensive industry experience, his global expertise, and his knowledge of building software platforms and ecosystems.

Jay Simons has served as a member of our Board since January 2017. Mr. Simons is a general partner at Bond Capital Management LP and has served on the board of directors for Dragoneer Growth Opportunities Corp. III since March 2021. Mr. Simons served in various executive roles at Atlassian Corporation Plc, including its president from 2011 until July 2020 and as vice president of sales and marketing from June 2008 until August 2011. From October 2005 to May 2008, Mr. Simons served in various roles, including vice president, marketing, at BEA Systems, Inc. an enterprise software company, which was acquired by Oracle Corporation in 2008. From 1998 to 2005, Mr. Simons served in various roles, including vice president, product marketing & strategy, at Plumtree Software, Inc., a web software company, which was acquired by BEA Systems, Inc. in 2005. Mr. Simons was selected to serve as a director on our Board due to his experience implementing a high-velocity, low-touch sales model, his experience moving to a multi-product platform and his experience with global expansion.

Jill Ward has served as a member of our Board since October 2017. Ms. Ward has served on the board of directors of Informatica since May 2021. Ms. Ward has served on the board of directors at Dynatrace since September 2020, including as its chair since January 2021.  Between 2018 and 2020, Ms. Ward served as an operating partner of Lead Edge Capital, a growth equity investment firm. From 2018 to 2020, she served as a director of Carbon Black. In 2018, she served as a director of Adaptive Insights, which was acquired by Workday in 2018. Ms. Ward previously served as president and chief operating officer of Fleetmatics from 2015 until its acquisition by Verizon Communications in 2016. Prior to Fleetmatics, from 2001 to 2014, Ms. Ward served as vice president and then senior vice president and general manager at Intuit. Prior to 2001, Ms. Ward’s experience included leadership roles at Fidelity Investments and Bain & Company. Ms. Ward was selected to serve as a director on our Board due to her experience in leading and scaling technology companies that serve small and medium sized businesses, as well as her skills at building strong customer experiences and deep channel partner relationships.

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CORPORATE GOVERNANCE

Board Independence

The Board believes, and our Corporate Governance Guidelines dictate, that the Board should consist of a substantial majority of independent directors. The Board has determined that, except for Ms. Rangan and Messrs. Halligan and Shah as executive officers of the company, each of our current directors has no material relationship with HubSpot that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. In addition, the Board has determined that a majority of our directors are “independent” within the meaning of the director independence standards of the New York Stock Exchange (the “NYSE”), other than Ms. Rangan and Messrs. Halligan and Shah, who currently serve as executive officers of the company.

Further, the Board has determined that each member of each of the committees of the Board is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). There are no family relationships among any of our directors or executive officers.

At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards.

Board Leadership Structure

Under our Corporate Governance Guidelines, the Board has the authority to fill the Chairperson of the Board and Chief Executive Officer (“CEO”) positions based on the Board’s view of what is in the best interests of the Company. The CEO and Chairperson may, but need not be, the same person. Additionally, if the Chairperson of the Board is not an independent director, then the non-management directors shall annually elect one independent director to serve as the Lead Independent Director. The Board annually reviews its leadership structure to assess what best serves the interests of HubSpot and our stockholders at the time.

Currently, the roles of Board Chairperson and CEO are separated. On September 7, 2021, Mr. Halligan transitioned from his prior role as Chairperson of the Board, CEO, and President and became Executive Chairperson of the Board. Also on September 7, 2021, Ms. Rangan succeeded Mr. Halligan as the Company’s CEO and President. As Executive Chairperson, Mr. Halligan plays a meaningful role in driving the Company’s long-term strategy, including partner and product strategy. He also serves as a mentor and coach to the CEO.

Because Mr. Halligan is our co-founder and continues to be employed by the Company, the Board does not consider Mr. Halligan to be “independent” in his role as Executive Chairperson of the Board or in his prior role as Chairperson of the Board. Therefore, in September 2013, the Board also designated Ms. Norrington as Lead Independent Director, who provides an effective independent voice in our leadership structure. As Lead Independent Director, Ms. Norrington presides over meetings of the Board at which the Chairperson is not present, facilitates information flow and communication between the directors and the Chairperson, and performs such additional duties as determined by the Board.

The Board believes that its current leadership structure, coupled with an emphasis on Board independence, provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Halligan’s leadership and years of experience in HubSpot’s business, as well as Ms. Rangan’s deep operating and customer experience. We believe the company-specific experience and expertise of Mr. Halligan and Ms. Rangan, together with the outside experience, oversight, and expertise of our independent directors, allow for differing perspectives and roles regarding strategy development that benefit our stockholders. This structure enables Mr. Halligan to act as the key link between the Board and other members of management. Given our strong business, operational and financial performance, the Board believes that stockholders are best served by this leadership structure.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between

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scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2021, the Board held eleven meetings. The Board has three standing committees:

•	the Audit Committee, which held ten meetings in 2021;
•	the Compensation Committee, which held ten meetings in 2021; and
•	the Nominating and ESG Committee, which held eight meetings in 2021.

Each of the incumbent directors of the Board (other than Mr. Halligan) attended at least 99% of all meetings of the Board and meetings of committees of our Board upon which they served during 2021. Mr. Halligan attended 45.5% of all meetings of the Board during 2021 due to his medical leave of absence. As such, Mr. Halligan did not attend and was excused from Board meetings held between March 1, 2021 and September 7, 2021. Ms. Norrington, our Lead Independent Director, presided over meetings of the Board at which Mr. Halligan was not present. The Board regularly holds executive sessions of the non-management directors as well as the independent directors. Executive sessions of non-management directors do not include employee directors and executive sessions of independent directors do not include directors who do not qualify as independent under NYSE and SEC rules.

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders. All members of our Board attended the 2021 annual meeting of our stockholders.

Corporate Governance Policies and Committee Charters

The company and the Board regularly review and evaluate the company’s corporate governance practices. The Board has adopted Corporate Governance Guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the NYSE and our certificate of incorporation and bylaws.

In addition, we have adopted a Code of Business Conduct and Ethics (a/k/a our Code of Use Good Judgment) that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. We intend to disclose any amendment or waiver of a provision of the Code of Use Good Judgment that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at http://www.hubspot.com) and/or in our public filings with the SEC.

The Board has also adopted a written charter for the Audit Committee, the Compensation Committee, and the Nominating and ESG Committee, each of which satisfy the applicable rules of the SEC and the listing standards of the NYSE.

Our Corporate Governance Guidelines, Code of Use Good Judgment, and committee charters are available on the Investor Relations – Leadership and Governance section of our website at https://ir.hubspot.com/leadership. You may also request a copy of these documents by contacting Investor Relations at our principal executive offices.

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Board Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and ESG Committee.

The table below shows the composition of the standing committees of the Board. Ms. Rangan and Messrs. Halligan and Shah do not currently serve on any standing committee.

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Nick Caldwell	√		√
Ron Gill	√	Chair
Brian Halligan
Claire Hughes Johnson	√		√	√
Lorrie Norrington	√			Chair
Yamini Rangan
Avanish Sahai	√	√
Dharmesh Shah
Jay Simons	√		Chair
Jill Ward	√	√		√
Total Meetings Held in 2021		10	10	8

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Audit Committee

Ms. Ward, Mr. Gill, and Mr. Sahai currently serve on the Audit Committee, which is chaired by Mr. Gill. The Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Gill as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	overseeing the work of our independent registered public accounting firm;
•	approving the hiring, discharging and compensation of our independent registered public accounting firm;
•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	reviewing the qualifications and independence of the independent registered public accounting firm;
•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•	reviewing our consolidated financial statements and reviewing our critical accounting policies and estimates;
•	evaluating the performance, responsibilities, budget, and staffing of our internal audit function;
•	reviewing the adequacy and effectiveness of our internal controls;
•	reviewing all related party transactions for potential conflict of interest situations;
•

reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit of our annual consolidated financial statements and the interim reviews of our quarterly consolidated financial statements; and

•

reviewing and assessing the quality and effectiveness of the company’s cybersecurity, data privacy, and data security policies, practices, and procedures protecting the company’s information technology systems, data, products, and services across all business functions, and reporting such findings to the Board, who has final oversight responsibility over cybersecurity-related matters.

Compensation Committee

Mr. Caldwell, Ms. Hughes Johnson, and Mr. Simons currently serve on the Compensation Committee, which is chaired by Mr. Simons. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The Compensation Committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•	evaluating the performance of our executive officers in light of these established goals and objectives;
•	reviewing and approving the compensation of our executive officers based on their evaluations;
•	reviewing and recommending the compensation of our non-employee directors;
•	administering and approving the issuance of stock options and other awards under our stock plans;
•	reviewing the company’s broad-based compensation strategy to create internally equitable and externally competitive compensation structures, including pay equity considerations;
•	retaining and approving the compensation of any compensation advisors; and
•	evaluating the independence of any such compensation advisors.

Nominating and ESG Committee

Mmes. Hughes Johnson, Norrington, and Ward currently serve on the Nominating and ESG Committee, which is chaired by Ms. Norrington. The Nominating and ESG Committee was formerly known as our Nominating and Corporate Governance Committee. Given the committee’s focus on and oversight over environmental, social, and governance (“ESG”) matters, the committee elected to change its name to the Nominating and ESG Committee in December 2021.

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The Board has determined that each member of the Nominating and ESG Committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The Nominating and ESG Committee’s responsibilities include:

•	evaluating and making recommendations regarding the organization and governance of the Board and its committees;
•	assessing the performance of members of the Board and making recommendations regarding committee and chair assignments;
•	reviewing and making recommendations with regard to our corporate succession plans for our Chief Executive Officer and other executive officers;
•	recommending desired qualifications for Board membership and conducting searches for potential members of the Board;
•	reviewing and making recommendations with regard to our Corporate Governance Guidelines; and
•	overseeing the company’s ESG strategies, practices, and metrics.

Identifying and Evaluating Director Nominees

The Board has delegated the director selection and nomination process to the Nominating and ESG Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and ESG Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and ESG Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and ESG Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and ESG Committee. The Nominating and ESG Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and ESG Committee deems to be appropriate in the evaluation process. The Nominating and ESG Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and ESG Committee recommends candidates for the Board’s approval as director nominees for election to the Board.

In June 2021, the Board adopted a Board Diversity Policy to set forth the practices and criteria for ensuring that HubSpot maintains a diverse Board. The Board Diversity Policy sets forth the Board’s commitment to making HubSpot an inclusive and diverse company. The Board Diversity Policy also provides that it is essential to have Board members and nominees representing diversity in many areas, including but not limited to: gender identity and/or gender expression, sexual orientation, race, ethnic or cultural background, religion, physical, mental, intellectual, or sensory impairments, industry knowledge, educational background, and geographical mindset. Our Board Diversity Policy is available on the Investor Relations – Leadership and Governance section of our website at https://ir.hubspot.com/leadership.

From time to time, we have engaged, for a fee, a third-party search firm to assist the Nominating and ESG Committee with identifying, evaluating, and screening Board candidates for the company. Rich Talent Group, a boutique search firm, has previously assisted the Nominating and ESG Committee with evaluating and screening Board candidates.

Minimum Qualifications

In evaluating proposed director candidates, the Nominating and ESG Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, the current size and composition of our Board and the needs of our Board and its respective committees. Some of the qualifications that our Nominating and ESG Committee consider include, without limitation, integrity, judgment, diversity of experience, expertise, business acumen, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field and the ability to provide guidance to our management team and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our Nominating and ESG Committee to perform all Board and committee responsibilities.

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Members of our Board are expected to prepare for, attend, and participate in all Board of Director and applicable committee meetings.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the Nominating and ESG Committee by sending the individual’s name and qualifications to HubSpot, Inc., 25 First Street, Cambridge, MA 02141, Attn: General Counsel and Secretary, who will forward all recommendations to the Nominating and ESG Committee. The Nominating and ESG Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every securityholder and interested party the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder and other interested party communication. For a communication directed to the Board as a whole, securityholders and other interested parties may send such communication to the attention of the company’s Secretary via U.S. Mail or Expedited Delivery Service to: HubSpot, Inc., 25 First Street, Cambridge, MA 02141, Attn: Board of Directors, c/o Secretary.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: HubSpot, Inc., 25 First Street, Cambridge, MA 02141, Attn: [Name of Individual Director], c/o Secretary.

We will forward by U.S. Mail any such communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board and Committee Evaluations

The Nominating and ESG Committee oversees the annual Board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations by means of written questionnaires completed by each director and committee member. The anonymous responses are summarized and provided to the Board and each committee at their next meetings in order to facilitate an examination and discussion by the Board and each committee of the effectiveness of the Board and committees, Board and committee structure and dynamics, and areas for possible improvement. The Nominating and ESG Committee establishes the Board and committee evaluation process each year. From time to time, it may determine to use an independent third party evaluation process.

Board’s Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee. Rather, the Board administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and overall enterprise risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and cybersecurity and data privacy risk exposures, including the steps our management team has taken to monitor and control these exposures, as well as guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external and internal audit functions. Our Nominating and ESG Committee monitors the effectiveness of our Corporate Governance Guidelines, Code of Use Good Judgment, and other company policies; oversees executive and board succession planning; and reviews our policies and practices relating to our ESG strategy and our corporate social responsibilities. Our Compensation Committee reviews and discusses the risks arising from our compensation philosophy, policies, and practices applicable to all employees to determine whether they are reasonably likely to have a materially adverse effect on us.

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Compensation of Non-Employee Directors

Pursuant to our Non-Employee Director Compensation Policy in effect for 2021, our non-employee directors were paid an annual cash retainer of $35,000, our lead independent director was paid an additional annual cash retainer of $20,000 and committee members and committee chairs received additional annual cash retainer fees as set forth below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Annual Committee Member Retainer	$10,000	$7,500	$4,000
Annual Committee Chair Retainer	$20,000	$15,000	$8,500

In addition, each of our non-employee/non-investor affiliate directors received an annual equity award with a value of $200,000, 25% of which was in the form of an option to purchase shares of our common stock and 75% of which was in the form of a restricted stock unit (“RSU”) award settled in shares of our common stock. Each such equity award vests upon the first anniversary of the grant date of such award (or, if earlier, immediately prior to the annual meeting of stockholders that is closest to the first anniversary of the grant date); provided, however, that all vesting ceases if the director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines otherwise in certain warranted circumstances. Newly-elected non-employee directors receive a pro-rated annual equity award. All unvested options and/or RSU awards held by a non-employee director accelerate and immediately vest if the non-employee director’s service relationship ends within three months prior to or 12 months following a “sale event” (as defined in the company’s 2014 Stock Option and Incentive Plan).

We reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and Board committees.

The Board periodically evaluates the compensation of our non-employee directors, including the recommendations of the Compensation Committee. The Board also considers input from the Compensation Committee’s compensation consultant, which reviews director pay levels at peer companies and provides feedback on where our non-employee director compensation is positioned relative to the company’s compensation peers.

The following table provides certain information concerning the compensation earned by the non-employee members of our Board during the year ended December 31, 2021 pursuant to our Non-Employee Director Compensation Policy. The table excludes Ms. Rangan and Messrs. Halligan and Shah, who are named executive officers of the company and did not receive any additional compensation for their service as directors in 2021. The compensation received by Ms. Rangan and Messrs. Halligan and Shah during 2021 is set forth in the section of this Proxy Statement captioned “Executive Compensation— 2021 Summary Compensation Table.” Ms. Hughes Johnson is not included in the tables below as she joined the Board in March 2022 and, accordingly, did not receive any compensation or equity in 2021.

2021 Director Compensation Table

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($) (1)	($) (1)	($)
Nick Caldwell (2)	41,319	199,346	66,525	307,190
Ron Gill	65,000	138,977	46,262	250,239
Julie Herendeen (3)	49,000	138,977	46,262	234,239
Lorrie Norrington	67,500	138,977	46,262	252,739
Avanish Sahai	45,000	138,977	46,262	230,239
Michael Simon (4)	1,757	—	—	1,757
Jay Simons	57,083	138,977	46,262	242,322
Jill Ward	46,500	138,977	46,262	231,739

(1)

The amounts reported represent the aggregate grant-date fair value of RSUs settled in shares of our common stock and options to purchase shares of our common stock calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Form 10-K”) filed with the SEC on February 14, 2022.

(2)	Mr. Caldwell joined the Board in January 2021. He received a pro-rated annual equity award upon his appointment.
(3)	Ms. Herendeen retired from the Board in March 2022.
(4)	Mr. Simon retired from the Board in January 2021.

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Certain Director Equity Information

Our non-employee directors held the following aggregate number of shares of our common stock subject to unexercised stock options and unvested RSUs as of December 31, 2021:

	Number of
	Securities	Number of
	Underlying	Unvested
	Unexercised	Restricted
Name	Options (#)	Stock Units (#)
Nick Caldwell (1)	131	294
Ron Gill	7,942	294
Julie Herendeen (2)	3,767	294
Lorrie Norrington	3,767	294
Avanish Sahai	2,362	294
Michael Simon (3)	—	—
Jay Simons	4,533	294
Jill Ward	3,155	294

(1)	Mr. Caldwell joined the Board in January 2021.
(2)	Ms. Herendeen retired from the Board in March 2022.
(3)	Mr. Simon retired from the Board in January 2021.

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PURPOSE AT HUBSPOT

We want to build a company that future generations will be proud of. Our mission of helping millions of organizations grow better also means helping them grow sustainably and responsibly. To do this, we want HubSpot to be a great place to work, an exemplar of diversity, inclusion, and belonging (“DI&B”), to be environmentally sustainable, to contribute to supporting communities, and to ensure we have high standards of governance.

Strategy and Governance

In addition to internal teams dedicated to our culture and diversity, inclusion and belonging, we have an emerging team dedicated to ESG concerns. Our Director of ESG, who joined us in February 2022, works with teams across HubSpot to drive progress on our sustainability, community investment, and governance efforts. We review our company-wide initiatives and efforts in this area at least twice a year with our Nominating and ESG Committee of the Board, which is responsible for and has oversight over this important area under its committee charter. For more information about our ESG efforts and to view our inaugural Sustainability Report, please refer to www.hubspot.com/sustainability.

In early 2021, we conducted a materiality assessment to identify the sustainability topics most important to HubSpot’s customers, employees, and investors. We reviewed the results of the assessment alongside our overall business strategy to identify our key areas of focus: DI&B; privacy and data protection; and energy and emissions. Coupled with stakeholder feedback and industry trends, we believe HubSpot can have the greatest impact in these areas.

We are also a proud member of the United Nations Global Compact, a voluntary corporate sustainability initiative that encourages businesses worldwide to adopt sustainable practices, report on those practices, and track them over time.

Culture and Values

Helping millions of organizations grow better requires a truly remarkable team. We are passionate about building a company culture where people can do their best work. Our company culture and our people are not just human resources priorities, but critical business priorities. As a result, we consistently focus on how we can continue to help employees grow, both personally and professionally.

HubSpot is proud to be named the #2 Best Place to Work in 2022 and #4 Best Place to Work in 2021 by the Glassdoor Employees’ Choice Awards. Based on employees’ reviews and feedback, this recognition is a strong testament to the innovative culture we are building. We have also been recognized as a top workplace in 2021 by Great Place to Work, and honored to be mentioned in a number of categories by Comparably's workplace awards in 2021 including Best Companies for Women, Best Companies for Diversity, Best Overall Company Culture, and a Best Company for Employee Happiness.

In 2013, we published the HubSpot Culture Code, which outlines our core company values, including transparency, autonomy, flexibility, and HEART. HEART is at the center of who we are and represents the five traits we value the most in HubSpotters: Humble, Empathetic, Adaptable, Remarkable and Transparent. The HubSpot Culture Code was initially published as a commitment to our customers about the kind of company we are. Today, the Culture Code has garnered more than six million views and is a top reason candidates say they are drawn to working at HubSpot. Having the tenets of the Culture Code also helps us stay aligned with our values as HubSpot scales globally. A copy of our Culture Code can be found at: www.culturecode.com.

Diversity, Inclusion, and Belonging

At HubSpot, we aspire to build a company that reflects the diversity of our customers. A company where inclusion and equity are embedded into everything we do. We have incorporated DI&B into our policies and practices, education and events, and launched various initiatives to further our goal of being a more diverse, inclusive, and equitable workplace. Our DI&B initiatives include, but are not limited to: programs to increase our slate of diverse candidates, anti-racism training for employees and managers, key external partnerships, employee resource groups, and programs and initiatives to enhance the diversity and inclusion experience for candidates and employees.

In 2021, our population of women and non-binary employees was 47.1%. Notably, we also became a company led by a woman and person of color when Yamini Rangan was appointed Chief Executive Officer in September 2021. In January 2021, we were proud to appoint our first Black director, Nick Caldwell, to our Board. Of our ten-member Board, four members are women, two members identify as South Asian American, and one member is Black. Furthermore, our Lead Independent Director is a woman and identifies as a member of the LGBTQ+ community, and our Nominating and ESG

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Committee is comprised entirely of women. We are proud to have both an executive leadership team and a Board that represents our customers and employees by bringing diverse ideas and backgrounds to the table.

The charts below reflect the demographics and diversity of our Board as of April 28, 2022:

GENDER	AGE	TENURE

INDEPENDENCE	DIVERSITY

We have our Diversity and Inclusion webpage to create an inclusive experience for visitors to learn about DI&B at HubSpot. The webpage features HubSpot employees committed to belonging, information about our employee resource groups, and a collection of information about DI&B initiatives, learnings, and celebrations in HubSpot’s global offices. Our Diversity and Inclusion webpage can be found at: www.hubspot.com/diversity-inclusion. We also have a webpage dedicated to HubSpot’s annual DI&B Report, which is a detailed analysis of our gender, ethnicity, and age data, as well as self-reported identities including parents, military veterans, disabilities, first-generation identity, and those who are gender diverse. We publish this as a commitment to growing better, and to be transparent with employees, customers, candidates, and our community about our progress and where we need to improve. This page features a snapshot of our annual diversity data as well as past reports. This webpage can be found at: https://www.hubspot.com/diversity/report.

Social Impact

We believe in creating a more just world by investing directly in organizations that are actively providing meaningful impact. We do this by providing aid to help our nonprofit customers grow better, and giving back to our global communities through initiatives in two core focus areas: education and entrepreneurship. As part of our commitment to help dismantle systemic racism through long-term, meaningful change, we have committed to invest $12.5 million in the Black Economic Development Fund to support Black-led financial institutions, Black-led businesses, community centers, and anchor institutions with the goal of growing these organizations and strengthening their contributions to the Black community. We have also invested an additional $7.5 million in support of minority depository institutions to help close the racial wealth, health, and opportunity gap for the communities they serve. We also announced a partnership with Howard University to build a Center for Digital Business for the next generation for Black leaders.

ESG Policies

Code of Use Good Judgment. At HubSpot, we are serious about compliance and doing the right thing. To that end, we adopted a Code of Business Conduct and Ethics, which we refer to as our Code of Use Good Judgment, that applies to all of our employees, officers, and directors. This Code highlights that everything we do at HubSpot will be, and should be, measured against the highest possible standards of ethical business conduct. We set the bar high for practical and aspirational reasons because our commitment to the highest standards helps us solve for our customers, hire great people, build a great platform and products, and attract loyal partners. Trust and mutual respect between us and our

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customers and partners are the foundation of our success, and following this Code helps us maintain that relationship. We also encourage our employees to report suspected policy violations through our anonymous Whistleblower Hotline (online or via phone). No waiver of any provisions of our Code of Use Good Judgment for the benefit of a director or an executive officer shall be effective unless approved by the Board and, if applicable, such waiver is disclosed to our stockholders in accordance with applicable U.S. securities laws and/or the rules of the NYSE. In addition, all amendments to the Code of Use Good Judgment must be approved by the Board or the Audit Committee.

Human Rights Policy. Respect for human rights is a fundamental value of HubSpot. Our company operates globally and has offices around the world. Our customers, employees, stockholders, and vendors represent virtually every race, national origin, religion, culture, political philosophy, and language. This diversity is the foundation of our business excellence and embodies HubSpot’s respect for human rights and dignity of all people. Where we have identified adverse human rights impacts resulting from or caused by our business activities, we are committed to providing for or cooperating in their fair and equitable remediation. In March 2021, our Board adopted a Human Rights Policy to outline HubSpot’s position on fundamental human rights.

Board Diversity Policy. Our Board Diversity Policy sets forth the practices and criteria for ensuring that HubSpot maintains a diverse Board, as well as the Board’s commitment to making HubSpot an inclusive and diverse company. The Board Diversity Policy also provides that it is essential to have Board members and nominees representing diversity in many areas, including but not limited to: gender identity and/or gender expression; sexual orientation; race, ethnic, religious, or cultural background; physical, mental, intellectual, or sensory impairments; industry knowledge; educational background; and geographical mindset.

Environmental Policy. Our Environmental Policy sets forth commitments that will guide our efforts to deliver environmental compliance as a minimum standard, to continually improve our sustainability performance, and to act as a thought leader for our employees, customers, and partners through education, partnership and collective action.

The policies above are available on our Investor Relations website at: https://ir.hubspot.com/leadership.

Stakeholder Engagement

At HubSpot, we value and consider the viewpoints of a number of stakeholders, including our employees, our customers, our partners, and our stockholders. We have teams dedicated to engagement with each of these stakeholder groups, and feedback is regularly shared with our executive leadership team and Board to review, consider, and incorporate into future priorities for the company. The chart below describes the engagement process with each of our stakeholder groups and actions we have taken in response to their feedback.

Employee Engagement
Engagement Process

We administer a quarterly employee engagement survey, known as our eNPS, to assess and understand the employee experience and engagement at the company level. The survey also enables us to provide data to leaders across the organization, empowering them to identify, address, and monitor feedback at the department level. Based on the results and an analysis of our strengths and opportunities as it relates to our overarching culture, our executive leadership team and department leadership teams create action plans to address high-priority feedback. In the spirit of transparency, the eNPS analysis and action plans are shared internally. This ensures our employees are aware of how we are utilizing their feedback to drive positive change across the company. Our eNPS process includes a Global Inclusion Index survey which we measure annually. This allows us to track progress and collect feedback on our diversity, inclusion, and belonging efforts over time.

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Responsive Actions

In January 2021, HubSpot implemented Modern Health, which is a comprehensive platform for mental wellness so that our employees can access the support they need, when they need it. The need for a resource like this in light of lockdowns and isolation for many became increasingly clear throughout 2020 and 2021. Modern Health helps our employees navigate life’s ups and downs - whether at home, at work, or in their relationships. Modern Health offers certified personal coaching, licensed therapy, and digital courses and meditations.

During 2021, we used the eNPS survey to measure employee burnout and used the data to implement a multifaceted strategy designed to mitigate burnout and address its root causes. We also used the survey to measure our hybrid work effectiveness and ensure that employees are equally engaged, regardless of whether they are working remotely or in the office.

Customer Engagement
Engagement Process

Customers are at the center of how we build products and services at HubSpot, and their feedback and sentiment deeply inform our product roadmap and the services we offer. We engage with our customers on numerous fronts, including (but not limited to): customer calls, NPS surveys, HubSpot Community forum, sales and support data, and extensive user research.

Our Customer Experience Management team is dedicated to powering a truly customer-first operating system by bringing customer experience optimization to the forefront of how HubSpot makes short and long-term decisions. This team collects and analyzes customer feedback from all channels across the organization and customer journey, distributes insights to relevant teams, and holds the company accountable for taking action on customer feedback. They also manage our Customer Advisory Boards, which are two groups of 15 highly engaged customers who have committed to act as trusted advisors and share feedback and explore strategies to help us grow better.

Throughout our yearly planning process, all proposed feature developments are grounded in customer feedback and aim to solve a clear customer need.

Responsive Actions

During 2021, we released product features that directly addressed functionality requested by our customers in numerous areas, including:

•     Integrations. In 2021, we launched 50+ new HubSpot-built data sync integrations with some of the most requested tools, including NetSuite, AirCall, Xero, and more.

•     Reporting. In March 2021, we released a custom report builder designed to bring HubSpot data together in one place. The custom report builder gives access to more powerful reporting. Customers can leverage it to answer questions using HubSpot CRM data, plus Marketing, content management system (“CMS”), Sales, or Service Hubs performance data, as well as custom objects.

•     CRM. In September 2021, we released Associations Improvements: Multiple Companies on Contacts, Deals and Tickets & Labels for all CRM Object Associations and as of February 2022, Flexible Associations are now supported in our custom report builder.

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Partner Engagement
Engagement Process

Our partner community is crucial to the success of HubSpot. Our Product and Flywheel teams interact with our partners on a regular basis to help inform our product roadmap, test new features, and provide feedback on our current products. They are an integral part of how we sell and service our Hubs.

Our HubSpot Partner Advisory Council (“PAC”) has proven to be an invaluable resource as we work to better communicate with our partner network, gather valuable feedback around our products and the partner program, and make improvements along the way. During 2021, we had five geography-specific PACs to help understand and drive value in each region: North America, Latin America, EMEA, Australia and New Zealand, and Southeast Asia and India.  We also conduct regular surveys to gather feedback on specific topics from the broader partner community. These feedback mechanisms yield valuable insights for customers, our partner community, and HubSpot.

Responsive Actions

During 2021, our partners asked for improvements to our partner events, more enablement, and the opportunity to go to market with them for major product launches. As a result, we focused on setting up a clear and consistent virtual event cadence which resulted in record-high NPS and introduced joint marketing and sales campaigns to align our solutions partners, sales, and customer success teams.

During the third quarter of 2021, we responded to partner feedback for improved collaboration tools by launching Deal Registration and Shared Deals.  These tools improved the efficiency and productivity of our joint selling motions, which allowed our partners and direct sellers to collaborate and sell as one team.

Stockholder Engagement
Engagement Process

We welcome and value the views and insights of our stockholders and conduct regular outreach to connect with our stockholders to ensure open lines of communication. Our investor relations team, along with our CEO and Chief Financial Officer (“CFO”), regularly meet with our stockholders to better understand their perspective on a wide range of strategy and business issues. In addition, on an annual basis we engage with our largest stockholders to solicit their perspectives and discuss our governance and executive compensation policies and practices with the goal of using their feedback to inform our future governance and executive compensation decisions. In 2021, we reached out to twelve of our top institutional stockholders and ultimately held meetings with nine stockholders representing over 41% of our outstanding common stock, including each of our top five stockholders, as of December 31, 2021. These conversations, which included our General Counsel, CFO, head of investor relations, and either our CEO, Executive Chairperson, or Lead Independent Director, covered a wide range of topics, including: corporate governance practices; board structure and composition; executive compensation policies and practices; and practices relating to ESG matters.

The feedback we receive from our stockholders through these activities is regularly communicated to the Nominating and ESG Committee and Compensation Committee. After careful review, our Nominating and ESG Committee and Compensation Committee recommend to the Board whether enhancements to our company’s policies and practices are required to respond to stockholder concerns or expectations relating to new issues or emerging trends.

We believe it is important to continue to engage with our stockholders on a regular basis to understand their perspectives and to give them a voice in shaping our governance and executive compensation policies and practices.

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Responsive Actions

In response to stockholder feedback, we took the following actions:

To further encourage diversity of thought among our Board, we were proud to appoint our first Black director, Nick Caldwell, to our Board in January 2021, and also welcomed Ms. Rangan, who is a woman and ethnically diverse, to our Board in September 2021.

In June 2021, the Board adopted a Board Diversity Policy to set forth the practices and criteria for ensuring that HubSpot maintains a diverse Board.

In December 2021, we changed the name of the Nominating and Corporate Governance Committee to the Nominating and ESG Committee and added areas of ESG oversight to each of our committee charters.

In January 2022, the Board approved an amendment to our 2014 Stock Option and Incentive Plan to eliminate, on a prospective basis, the “evergreen” provision of the plan, which provided for automatic annual cumulative increases in the number of shares of our common stock available for issuance under the plan.  The final “evergreen” increase under the plan was effective as of January 1, 2022.  As a result of the amendment, no further “evergreen” increases will occur under the plan.

In April 2022, the Board unanimously approved a further amendment and restatement of the company’s by-laws to provide for proxy access.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 1, 2022, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	our named executive officers;
•	each of our directors and director nominees; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 47,614,520 shares of common stock outstanding as of March 1, 2022 unless indicated otherwise. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2022, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o HubSpot, Inc. 25 First Street, Cambridge, MA 02141.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned	Percentage
5% Stockholders
T. Rowe Price Associates, Inc. (1)	4,922,119	10.40%
The Vanguard Group (2)	4,084,350	8.64%
BlackRock, Inc. (3)	3,412,695	7.20%
FMR LLC (4)	2,592,889	5.49%
Executive Officers and Directors
Kate Bueker (5)	42,348	*
Nick Caldwell (6)	281	*
Ron Gill (7)	9,938	*
Brian Halligan (8)	825,990	1.7%
Claire Hughes Johnson (9)	—	*
John Kelleher (10)	81,304	*
Lorrie Norrington (11)	4,928	*
Yamini Rangan (12)	24,124	*
Avanish Sahai (13)	5,201	*
Dharmesh Shah (14)	1,653,290	3.5%
Jay Simons (15)	9,917	*
Jill Ward (16)	6,876	*
All executive officers and directors as a group (12 persons) (17)	2,674,803	5.6%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

This information is as of December 31, 2021 and is based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe”) with the SEC on January 10, 2022. T. Rowe reports sole voting power over 1,630,695 shares and sole dispositive power over 4,922,119 shares. The percent owned is based on the calculation provided by the T. Rowe Schedule 13G. The address of T. Rowe is 100 East Pratt Street, Baltimore, Maryland 21202.

(2)

This information is as of December 31, 2021 and is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2022. The Vanguard Group reports shared voting power over 43,377 shares, sole dispositive power over 3,986,293 shares, and shared dispositive power over 98,057 shares. The percent owned is based on the calculation provided by The Vanguard Group Schedule 13G. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)

This information is as of December 31, 2021 and is based solely on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 3, 2022. BlackRock reports sole voting power over 3,043,778 shares and sole dispositive power over 3,412,695 shares. The percent owned is based on the calculation provided by the BlackRock Schedule 13G. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

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(4)

This information is as of December 31, 2021 and is based solely on a Schedule 13G filed by FMR LLC (“FMR”) with the SEC on February 9, 2022. FMR reports sole voting power over 556,761 shares and sole dispositive power over 2,592,889 shares. The percent owned is based on the calculation provided by the FMR Schedule 13G. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(5)

Consists of (i) 17,149 shares of common stock held directly by Ms. Bueker and (ii) 25,199 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2022.

(6)

Consists of (i) 150 shares of common stock held directly by Mr. Caldwell and (ii) 131 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2022.

(7)	Consists of (i) 1,996 shares of common stock held directly by Mr. Gill and (ii) 7,942 shares issuable upon exercise of stock options within 60 days of March 1, 2022.
(8)

Consists of (i) 655,008 shares of common stock held directly by Mr. Halligan and (ii) 170,982 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2022.

(9)	Ms. Hughes Johnson joined the Board of Directors on March 24, 2022.
(10)

Consists of (i) 47,339 shares of common stock held directly by Mr. Kelleher and (ii) 33,965 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2022.

(11)	Consists of (i) 1,161 shares of common stock held directly by Ms. Norrington and (ii) 3,767 shares issuable upon exercise of stock options within 60 days of March 1, 2022.
(12)

Consists of (i) 11,383 shares of common stock held directly by Ms. Rangan and (ii) 12,741 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2022.

(13)	Consists of (i) 2,839 shares of common stock held directly by Mr. Sahai and (ii) 2,362 shares issuable upon exercise of stock options within 60 days of March 1, 2022.
(14)

Consists of (i) 1,529,498 shares of common stock held directly by Mr. Shah, (ii) 81,792 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2022, (iii) 16,000 shares held by the Polaris I Trust, for which Mr. Shah serves as trustee, and (iv) 26,000 shares held by the Polaris II Trust, for which Mr. Shah serves as trustee. Mr. Shah disclaims beneficial ownership of the securities held by the Polaris I Trust and the Polaris II Trust in excess of his pecuniary interest therein.

(15)	Consists of (i) 5,384 shares of common stock held directly by Mr. Simons and (ii) 4,533 shares issuable upon exercise of stock options within 60 days of March 1, 2022.
(16)	Consists of (i) 3,721 shares of common stock held directly by Ms. Ward and (ii) 3,155 shares issuable upon exercise of stock options within 60 days of March 1, 2022.
(17)

See footnotes 5 through 16 above. Includes (i) 2,282,467 shares of common stock held directly or indirectly by the directors and executive officers, (ii) 350,336 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2022, and (iii) 42,000 trust shares for our directors and executive officers.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2021, all required reports were filed on a timely basis under Section 16(a), except that Mr. Halligan and Ms. Norrington each had one late Form 4 transaction due to an administrative oversight.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes how our executive compensation program is designed and operates with respect to our named executive officers. For 2021, our named executive officers were:

Name	Title
Yamini Rangan	Chief Executive Officer, President, and Director (as of September 7, 2021) Former Chief Customer Officer
Kate Bueker	Chief Financial Officer and Treasurer
Brian Halligan	Co-founder and Executive Chairperson of the Board (as of September 7, 2021) Former Chairman of the Board, Chief Executive Officer, and President
John Kelleher	General Counsel and Secretary
Dharmesh Shah	Co-founder, Chief Technology Officer, and Director

Executive Summary

Business Overview

We help scaling companies deliver a delightful customer experience through our cloud-based customer relationship management platform, which we refer to in this Compensation Discussion and Analysis as our CRM Platform. Our CRM Platform includes marketing, sales, service, operations, and a CMS, as well as other tools, integrations, and a native payment solution, that enable companies to attract, engage, and delight customers throughout the customer experience.  Additionally, we provide education, services and support to help customers be successful with our CRM Platform.

We are headquartered in Cambridge, Massachusetts and maintain a number of international offices across the world. As of December 31, 2021, we had 5,895 full-time employees.

CEO Succession

In 2021, we successfully executed a leadership succession plan with the transition of our former Chief Customer Officer, Yamini Rangan, to the role of CEO, and our former CEO, Brian Halligan, to the role of Executive Chairperson of the Board. This transition was the culmination of a deliberate and comprehensive planning process led by our independent directors. In his role as Executive Chairperson, Mr. Halligan continues to play a strong role in our future. He is committed to our mission and is closely involved in product, partner, and long-term strategy. Mr. Halligan continues to be passionate about building the #1 CRM for scaling businesses and helping our customers, partners, and employees grow better.

Between March and September 2021, Ms. Rangan, who joined our company in January 2020 as our first Chief Customer Officer, oversaw our day-to-day operations, including managing Board meetings, earnings calls, and key hiring and growth initiatives, while Mr. Halligan was on a medical leave of absence. As CEO, Ms. Rangan partners with Messrs. Halligan and Shah to continue our mission of helping millions of organizations grow better.

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2021 Financial Highlights

During 2021, we continued to see broad-based strength across the business, with revenue growing 47% year-over-year in constant currency. We closed out 2021 with more than 135 thousand customers and nearly $1.5 billion in annual recurring revenue (as defined below). We also achieved the exciting milestone of having more than 1,000 apps available in our marketplace. Overall, we delivered strong growth and financial performance in 2021, including:

•	Revenue. Our revenue grew 47% year-over-year to $1.30 billion.
•	Total Customers. Our total customer count grew to 135,442 at December 31, 2021, up 30% year-over-year.

Revenue (in millions)
$375.6
$513.0
$674.9
$883.0
$1,300.1
2017
2018
2019
2020
2021

Customers
41,593
56,628
73,483
103,994
135,442
2017
2018
2019
2020
2021

2021 Performance Highlights

In addition to our strong financial performance in 2021, we delivered numerous product launches and enhancements to our existing products designed to give companies a greater ability to unify their marketing, sales, service, and operations efforts and build a delightful customer experience, including:

•	HubSpot Payments, a native end-to-end payment solution allowing companies to accept payments confidently and seamlessly;
•	Operations Hub, a new hub that allows users to unify customer data within our connected CRM platform, automate time-consuming tasks, and maintain a clean database with ease;
•	CMS Hub Starter, a new tier of our existing web content management system that gives marketers and developers even more tools to generate business through their websites; and
•	the HubSpot Podcast Network, a new audio destination for business professionals seeking the education and inspiration for how to grow their business.

2021 Executive Compensation Program Highlights

Highlights of our 2021 executive compensation program include:

•

Voluntary request by our co-founders, Messrs. Halligan and Shah, to maintain their respective base salaries at $1 and to forego any annual cash bonus. Ms. Rangan also voluntarily requested that her base salary be reduced to $1 and to forego any annual cash bonus upon her promotion to CEO.

•	No change to target annual cash bonus opportunities (as a percentage of base salary) for our named executive officers.
•	Robust stock ownership guidelines that require the CEO to own and hold shares of our common stock valued at six times base salary.
•	Quarterly vesting for our RSU awards for executive officers and employees.

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Return to Stockholders

We have delivered significant long-term total stockholder return (“TSR”), as evidenced by the chart below, which shows how an initial investment of $100 in HubSpot on December 31, 2014 would have grown to $1,171 on December 31, 2021. The chart also compares TSR on an investment in our common stock to the same investment in the S&P 500 Index and the Nasdaq Computer Index over the last six fiscal years.

As evidenced by the chart above, our stock price has been consistently strong since we went public in 2014. The stock price for our initial public offering on October 9, 2014 was $25.00 per share. Our closing stock price on December 31, 2021 was $659.15 per share, approximately 26.37 times our stock price at our initial public offering.

Compensation Philosophy

Our Compensation Committee designs our executive compensation program with the goal of attracting, motivating, rewarding, and retaining high-caliber executive officers, while simultaneously promoting the achievement of key company performance measures to align the incentives of our executive officers with our stockholders’ interests. We compete with many other public and private companies within our region and across the country for executives. Accordingly, the Compensation Committee generally targets overall compensation for our executive officers to be competitive in our industry and across the country. Variations in this target compensation may occur depending on the experience level of the individual and other market factors, such as the demand for executives with certain skills and experience and the costs associated with recruiting qualified executives from other established companies. We intend to provide a competitive total compensation package and believe in sharing our success with our executive officers, as well as our other employees, when our objectives are met.

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We endeavor to maintain strong executive compensation policies and practices as summarized below:

	What We Do		What We Don’t Do
√	Maintain a compensation clawback policy that applies to both cash and equity incentive compensation	×	No employment agreements or cash severance arrangements with our executive officers
√	Maintain stock ownership guidelines for our executive officers and non-employee directors	×	No repricing of underwater stock options without prior stockholder approval
√	Provide limited perquisites	×	No hedging and pledging of HubSpot common stock by employees, executive officers, or Board members
√	Use “double-trigger” change in control provisions for equity awards; otherwise no change in control payments or benefits for our executive officers	×	No excise tax gross-ups upon a change of control of the Company
√	Use an independent compensation consultant that provides no other services to HubSpot
√	Cap annual cash bonus payments
√	Use objective performance measures for annual cash bonus program
√	Annual stockholder advisory vote on named executive officer compensation
√	Regular reviews of executive compensation program and compensation peer group data

The compensation of our named executive officers in 2021 consisted of the following elements:

Compensation Element	Objective
Base salary	To attract and retain talented executives.
Annual cash bonus	To motivate and reward our executives for the achievement of key company objectives set by the Compensation Committee at the beginning of the year.
Long-term incentive compensation in the form of equity awards	To retain and motivate our executives and align their interests with those of our stockholders.
Other benefits

General employee medical and dental plans, unlimited vacation, life and disability insurance and Section 401(k) plan employer matching contributions designed to provide employee benefits competitive with those offered by our compensation peer group and other companies with which we compete for talent.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation elements are designed to be flexible, to complement each other and to serve the compensation objectives described above. While we have not adopted any formal policies for allocating compensation between fixed and variable compensation, we generally target our long-term incentive compensation to be a significant majority of target total direct compensation. Our mix of compensation elements is designed to reward short-term results and motivate long-term performance through a combination of short-term cash and long-term equity awards.

Determining Executive Compensation

Role of the Compensation Committee

The Compensation Committee of our Board oversees our executive compensation program and annually reviews and approves all executive compensation decisions. The Compensation Committee meets several times near the beginning of each fiscal year to review our executive compensation programs, establish the company performance measures used to set the annual cash bonus opportunities for the fiscal year and review the target total direct compensation for our executive officers to ensure consistency with our overall compensation philosophy. As part of this executive compensation review, the Compensation Committee is provided with relevant information, such as the competitive market data described further below, to use as a reference when determining each individual compensation element and target total direct compensation levels.

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Role of our Chief Executive Officer and Other Executive Officers

Our CEO and CFO assist the Compensation Committee in identifying the key performance and incentive measures that may be used in setting annual cash bonus opportunities and also provide input on key contributors and performers within the company so as to ensure their compensation accurately reflects their responsibilities, performance, experience levels, and expected future contributions. Our CEO makes recommendations to the Compensation Committee regarding the compensation for our executive officers (except with respect to his or her own compensation). No executive officer participated in the final deliberations or determinations regarding his or her own compensation package, except for Messrs. Halligan and Shah, who each requested that his base salary be reduced to $1 for 2021 and elected to forego any cash bonus awards. Ms. Rangan also voluntarily requested that her base salary be reduced to $1 and to forego any annual cash bonus upon her promotion to CEO.

Role of the Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. For 2021, the Compensation Committee retained the services of Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its independent compensation consultant and to review and advise on the principal aspects of our executive compensation program. The executive compensation program services of Compensia included providing recommendations regarding the selection of compensation peer group companies, analyzing publicly available compensation data of peer group companies, compensation survey data, and other publicly available data to assess the competitive market for executive talent, and reviewing and advising on the target total direct compensation opportunities for our executive officers, including base salaries, annual cash bonus compensation, and long-term incentive compensation. In addition, Compensia also reviewed Board compensation and provided market practices for equity compensation design.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, the Compensation Committee has assessed each of the six independence factors established by the SEC and adopted by the NYSE and has determined that the engagement of and work performed by Compensia does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

Compensia reports directly to the Compensation Committee and does not provide any non-compensation related services to the company. Compensia does not make specific compensation-related recommendations, although it does use the competitive market data described below to provide ranges for base salary, annual cash bonus awards, and long-term incentive compensation awards within the company’s compensation peer group and relevant compensation survey data for the Compensation Committee to consider. Compensia attends certain Compensation Committee meetings, executive sessions, and preparatory meetings with the committee chair and certain executive officers, as requested by the Compensation Committee.

Use of Competitive Market Data and Compensation Peer Groups

The Compensation Committee directs Compensia to provide it with competitive market data and analysis based on a select group of peer companies and published compensation survey data, as well as information about current market practices and trends, compensation structures, and peer group compensation ranges. The competitive market data Compensia provides is based on a compensation peer group selected and approved by the Compensation Committee with input and guidance from Compensia and published compensation survey data in cases where there is insufficient data for specific executive positions within the peer group companies. The compensation peer group is comprised of companies that are considered similar to us at the time of selection based on industry, business focus, and various financial criteria, including revenue, market capitalization, and revenue growth rate.

For its review and analysis of the compensation of our named executive officers for 2021, the Compensation Committee approved the following 18 companies as our compensation peer group:

Box, Inc.	MongoDB, Inc.	Qualys, Inc.
Cloudera, Inc.	New Relic, Inc.	RingCentral, Inc.
Coupa Software	Okta, Inc.	The Trade Desk, Inc.
DocuSign, Inc.	Paycom Software, Inc.	Twilio Inc.
Dropbox, Inc.	Paylocity Holding Corp.	Veeva Systems Inc.
Five9 Inc.	Proofpoint, Inc.	Zendesk, Inc.

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Because publicly-available compensation data is generally limited to that of a company’s Chief Executive Officer, Chief Financial Officer, and up to three most highly-compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer), the Compensation Committee also utilized compensation data based on a custom cut of the Radford Global Technology Survey (which is based on the peer group companies with additional similarly sized companies in order to provide sufficient market data for all of the executive positions) in reviewing, analyzing, and determining the compensation for Mmes. Bueker and Rangan and Messrs. Halligan, Kelleher, and Shah.

The Compensation Committee selected the companies in our compensation peer group and utilized the data drawn from the Radford Global Technology Survey because it believes that these companies compete with us for executive talent and were similar to us in terms of industry, revenue, market capitalization, and revenue growth rate. The Compensation Committee also determined that the companies in the compensation peer group generally have executive officer positions that are comparable to ours in terms of breadth, complexity, and scope of responsibilities.

While we compete for executive talent to some degree with companies that have revenues significantly in excess of those represented in the compensation peer group and published compensation surveys, we believe that the companies represented similarly compete for talent with such larger companies and hence are an appropriate comparison for our employment market. The Compensation Committee uses competitive market data as one factor when making compensation decisions, understanding that such data cannot be applied formulaically, and has historically taken into account other data, including input from the members of the Compensation Committee based on their experience in compensation matters.

The Compensation Committee reviews the compensation peer group annually and may replace some or all of the companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies.

Consideration of Say-On-Pay Advisory Vote

At our June 3, 2021 annual meeting of stockholders, approximately 82.24% of the votes cast on the non-binding, advisory say-on-pay proposal were voted to approve the 2020 compensation of our named executive officers. The Compensation Committee believes that the vote outcome indicates that stockholders generally approve of the structure of our executive compensation program. In light of the results of the advisory say-on-pay vote on the 2020 compensation of our named executive officers, the Compensation Committee structured executive compensation for 2021 in a manner that was generally consistent with our 2020 executive compensation program. In addition, stockholders will have an opportunity annually to cast a non-binding, advisory say-on-pay vote on the compensation of our named executive officers.

Our Board and executive team actively seek and highly value the views and insights of our stockholders. In 2021, we reached out to twelve of our top institutional stockholders and ultimately held meetings with nine stockholders representing over 41% of our outstanding common stock, including each of our top five stockholders, as of December 31, 2021. These conversations covered a wide range of topics, including our executive compensation policies and practices. In January 2022, in response to feedback from our stockholders, the Board approved an amendment to our 2014 Stock Option and Incentive Plan to eliminate, on a prospective basis, the “evergreen” provision of the plan. The final “evergreen” increase under the plan was effective as of January 1, 2022 and no further “evergreen” increases will occur under the plan.

During our discussions with investors, we received mixed feedback on the use of long-term equity awards with performance-based vesting features (“performance awards”). Specifically, while some investors have asked us to consider adding performance awards as an element our executive compensation program, other investors agree with both the Compensation Committee and management that stock options are inherently performance-based and/or are satisfied with the ability of our current long-term incentive compensation to motivate our executives to drive shareholder value. While the Compensation Committee seriously considered investor feedback regarding performance awards, the Compensation Committee determined that that the current composition and weightings of our equity awards between stock options and RSUs subject to time-based vesting remain appropriate in furthering our objectives of motivating our executives to drive shareholder value, as well as recruiting and retaining top talent in our industry at this time. In making this determination, the Compensation Committee noted that we are aligned with the majority of companies in our compensation peer group, ten out of 18 of whom do not utilize performance awards. While we do not currently include performance awards as a component of our compensation program, the Compensation Committee evaluates our long-term incentive compensation program on an annual basis and will continue to consider the appropriateness of various equity vehicles, including performance awards, when evaluating the long-term compensation mix for future years.

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Elements of Compensation

Base Salaries

Base salaries for our named executive officers were established initially at the time the individual was hired, taking into account competitive market data provided by the Compensation Committee’s compensation consultant, if applicable, and internal pay parity considerations, as well as the individual’s qualifications and experience. The base salaries of our named executive officers are reviewed by our CEO and are approved annually by the Compensation Committee. Adjustments to base salaries are also based on:

•	Each named executive officer’s position, level of responsibility, and seniority.
•	The relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates available to assume the individual’s role.
•	Internal parity among our executive officers.

The Compensation Committee does not assign a specific weight to any single factor in making decisions regarding base salary adjustments.

In January 2021, after reviewing the base salaries of our named executive officers compared to similarly situated executives at the companies in our compensation peer group and the relevant compensation survey data, assessing both company and individual performance in 2020, as well as reviewing internal parity among our named executive officers, the Compensation Committee made adjustments to the base salaries for Ms. Rangan (in her former role as Chief Customer Officer), Ms. Bueker, and Mr. Kelleher. As they did in 2020, Messrs. Halligan and Shah each requested that his base salary be maintained at $1 for 2021. Ms. Rangan also voluntarily requested that her base salary be reduced to $1 and to forego any annual cash bonus upon her promotion to CEO.

The following table sets forth the base salaries for our named executive officers for fiscal 2020 and 2021:

Named Executive Officer	2020 Base Salary	2021 Base Salary (1)	% Change
Yamini Rangan (2)	$450,000	$487,500	8.3%
Kate Bueker	$384,375	$420,000	9.3%
Brian Halligan	$1	$1	No change
John Kelleher	$300,000	$320,000	6.7%
Dharmesh Shah	$1	$1	No change

(1)	Base salary changes were effective as of April 1, 2021.
(2)	Ms. Rangan was appointed Chief Executive Officer on September 7, 2021. As CEO, Ms. Rangan voluntarily requested to receive an annual base salary of $1 upon her promotion to CEO.

Annual Cash Bonuses

We provide annual performance-based cash bonus opportunities linked to the achievement of pre-established corporate performance goals under our Management Cash Incentive Bonus Plan (the “Bonus Plan”) to our named executive officers. The Compensation Committee believes that the annual performance measures used in the Bonus Plan contribute to driving long-term stockholder value, play an important role in influencing executive performance, and are an important element of our executive compensation program to help attract, motivate, reward, and retain our executive officers and other employees.

Under the Bonus Plan, each year (generally during January) the Compensation Committee approves company-wide performance objectives, which serve as the basis for determining the eligibility for, and amount of, bonuses to be paid under the program. Typically, performance under the Bonus Plan is measured and paid out semi-annually as of June 30th and December 31st each year. After the end of each six-month period, the Compensation Committee reviews our actual achievement against the target levels for the pre-established performance measures and determines the bonuses, if any, to be paid under the program. The Compensation Committee may increase or decrease awards under the Bonus Plan in its discretion based on factors the committee deems appropriate.

2021 Target Annual Cash Bonus Opportunities. To establish our named executive officers’ individual target annual cash bonus opportunities (expressed as a percentage of base salary), the Compensation Committee considers competitive market data prepared by its compensation consultant, and the level, position, objectives, and scope of responsibility of each executive officer, as well as considerations of internal parity among similarly situated executives.

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In January 2021, based on its review of our executive compensation program, competitive market data, and the other factors described above, the Compensation Committee approved the following target annual cash bonus opportunities for our named executive officers, which remained unchanged from 2020 levels. As in 2020, Messrs. Halligan and Shah voluntarily requested to forego any annual cash bonuses under the Bonus Plan for 2021. Upon her promotion to CEO, Ms. Rangan voluntarily elected to forego any annual cash bonus under the Bonus Plan. Ms. Rangan remained eligible to participate in the Bonus Plan in accordance with its terms on a prorated basis for the period between January 1, 2021 and September 6, 2021 at a target annual cash bonus opportunity equal to 60% of her then-current base salary of $487,500.

The following table sets forth the target annual cash bonus opportunities for our named executive officers under our Bonus Plan for 2021:

Named Executive Officer	2020 Target Bonus Opportunity (as % of annual base salary)	2021 Target Bonus Opportunity (as % of annual base salary) (1)	% Change
Yamini Rangan (2)	60%	60%	No change
Kate Bueker	60%	60%	No change
Brian Halligan	0%	0%	No change
John Kelleher	60%	60%	No change
Dharmesh Shah	0%	0%	No change

(1)	Target annual cash bonus opportunities were effective as of January 1, 2021.
(2)

Represents Ms. Rangan’s target bonus opportunity prior to her promotion to CEO on September 7, 2021. Upon her promotion to CEO, Ms. Rangan voluntarily elected to forego any cash bonus payments under the Bonus Plan.

2021 Annual Cash Bonus Performance Measures. For 2021, the Compensation Committee selected the following two performance measures: (1) annual recurring revenue (“ARR”) install base and (2) non-GAAP operating income (loss) as the measures for the Bonus Plan. Performance is measured on a cumulative basis biannually as of June 30, 2021 and December 31, 2021. The performance measures are weighted as follows: 70% for ARR and 30% for non-GAAP operating income (loss).

For purposes of the Bonus Plan, we define “ARR” as the annual value of our customer subscription contracts as of the specified point in time excluding any commissions owed to our partners. We define “non-GAAP operating income (loss)” as operating income (loss), calculated in accordance with GAAP, excluding our stock-based compensation expense, the amortization of acquired intangibles, and acquisition-related expenses. The GAAP financial measure most directly comparable to each of these non-GAAP financial measures, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are attached to this proxy as Appendix B.

2021 Annual Cash Bonus Performance Targets, Achievement, and Payout. The Compensation Committee believes the target levels for the Bonus Plan performance measures should be rigorous and challenging. The Compensation Committee establishes target levels it believes are necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our named executive officers to achieve an aggressive level of growth and profitability.

For ARR, the Compensation Committee established payout levels for 50% (minimum payout), 75%, 100% (target payout), 125%, 150%, 175%, and 200% (maximum payout) achievement, with a sliding scale applied between each payout level.

For non-GAAP operating income (loss), the Compensation Committee established payout levels for 50% (minimum payout), 75%, and 100% (target/maximum payout) achievement, with a sliding scale applied between each payout level.

Due to the weighting of each performance measure (70% for ARR and 30% for non-GAAP operating income (loss)), the maximum payout was 170% of a named executive officer’s target annual cash bonus opportunity:

(70% ARR * 200% Maximum) PLUS (30% non-GAAP operating income (loss) * 100% Maximum)

EQUALS 170% of Target Annual Cash Bonus Opportunity

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The table below shows our 2021 ARR and non-GAAP operating income target levels compared to our actual results and related achievement:

	Weight	Original Target	Actual	Score	Payout (Score x Weight)
2021 – First Half (as of June 30, 2021)
ARR Install Base	70%	$1.180 billion	$1.242 billion	200%	140.0%
Non-GAAP Operating Income	30%	$39.353 million	$46.473 million	100%	30.0%
					170.0%

2021 – Second Half (as of December 31, 2021)
ARR Install Base	70%	$1.365 billion	$1.495 billion	200%	140.0%
Non-GAAP Operating Income	30%	$105.020 million	$117.526 million	100%	30.0%
					170.0%

For the six-month period ended June 30, 2021, we recorded ARR install base of $1.242 billion, which exceeded the ARR maximum performance level of $1.204 billion. As a result, the payout associated with ARR was 200.0%. Our non-GAAP operating income exceeded the target level of $39.353 million. As a result, the payout associated with non-GAAP operating income was 100.0%. Based on the weighting of the performance measures, the payout for the first half of 2021 was equal to 170.0% of the target annual cash bonus opportunity for that six-month period.

For the six-month period ended December 31, 2021, we recorded ARR install base of $1.495 billion, which exceeded the ARR maximum performance level of $1.418 billion. As a result, the payout associated with ARR was 200.0%. Our non-GAAP operating income exceeded the target level of $105.020 million. As a result, the payout associated with non-GAAP operating income was 100.0%. Based on the weighting of the performance measures, the payout for the second half of 2021 was equal to 170.0% of the target cash bonus opportunity for that six-month period.

The above-referenced performance targets should not be interpreted as a prediction of how we will perform in future periods. As described below, the purpose of these objectives was to establish a method for determining the payment of annual cash bonuses.

The combination of the company’s strong product innovation and internal alignment enabled HubSpot to deliver strong 2021 financial results. The Compensation Committee believes the company’s performance during 2021 warranted the actual payouts attained.

Accordingly, the annual cash bonuses paid to our named executive officers for 2021 under the Bonus Plan are set forth in the table below.

Named Executive Officer	First Half 2021 Bonus Payment ($)	Second Half 2021 Bonus Payment ($)	2021 Total Bonus Payment ($)	Total Bonus Payment as a % of Target Bonus Opportunity (1)
Yamini Rangan (2)	239,063	82,875	321,938	110%
Kate Bueker	205,116	214,200	419,316	166%
Brian Halligan (3)	—	—	—	—
John Kelleher	158,100	163,200	321,300	167%
Dharmesh Shah (3)	—	—	—	—

(1)

While the payout for each of the first and second halves of 2021 was equal to 170.0% of the target cash bonus opportunity for each six-month period, the amounts in this column represent the 2021 Total Bonus Payment as a percentage of the named executive officer’s 2021 Base Salary as of April 1, 2021. Each of Mmes. Yangan, Bueker, and Mr. Kelleher received an increase in base salary that was effective as of April 1, 2021. The 2021 Total Bonus Payments were calculated on a pro rata basis using their base salaries in effect during the relevant periods (i.e., the executive’s 2020 Base Salary between January 1, 2021 and March 31, 2021, and the executive’s 2021 Base Salary between April 1, 2021 and December 31, 2021). In addition, Ms. Rangan elected to forego her cash bonus award upon her promotion to CEO, which is reflected in the Second Half 2021 Bonus Payment in the table above. As a result, the percentage shown in this column appears lower than the 170.0% payout described above.

(2)

On September 7, 2021, Ms. Rangan transitioned from her prior role as Chief Customer Officer and succeeded Mr. Halligan as the Company’s CEO. Upon her promotion to CEO, Ms. Rangan voluntarily elected to forego any cash bonus payments under the Bonus Plan. Ms. Rangan remained eligible to participate in the Bonus Plan in accordance with its terms on a prorated basis for the period between January 1, 2021 and September 6, 2021 at an annual target percentage of 60% of her then-current base salary of $487,500.

(3)	As in 2020, Messrs. Halligan and Shah voluntarily requested to forego any cash bonus payments under the Bonus Plan.

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Long-Term Incentive Compensation

The Compensation Committee grants long-term incentive compensation in the form of equity awards to our executive officers, including our named executive officers, on an annual basis, generally in the first quarter of the year. In determining the size of equity awards for our named executive officers, the Compensation Committee reviews competitive market data provided by its compensation consultant and grants awards intended to be competitive with the prevailing market practice. In addition to the competitive market data, the Compensation Committee also considers a number of other factors, including the recommendations of our CEO (except with respect to his or her own equity awards), the company’s overall performance, the individual executive officer’s performance, the relative ease or difficulty of replacing the executive officer with a well-qualified person and the number of well-qualified candidates available to assume the executive officer’s role, the amount of equity previously awarded to the executive officer as well as the portion of previously awarded equity that remains unvested, and the company’s annual equity burn rates. The Compensation Committee also considers the appropriateness of various equity vehicles, as well as overall program costs (which include both stockholder dilution and compensation expense), when evaluating the long-term compensation mix. All equity awards are approved by the Compensation Committee.

Stock Options. We grant stock options to our executive officers to align their interests with those of our stockholders and as an incentive to remain with us. The Compensation Committee believes that options to purchase shares of our common stock, with an exercise price equal to the market price of our common stock on the date of grant, are inherently performance-based and are a very effective tool to motivate our executive officers to build stockholder value and reinforce our position as a growth company. With stock options, our executive officers can realize value only to the extent that the market price of our common stock increases during the period that the option is outstanding, which provides a strong incentive to our executive officers to increase stockholder value. Further, because these options typically vest over a four-year period, they incentivize our executive officers to build value that can be sustained over time.

Restricted Stock Unit Awards. We also grant RSU awards to our executive officers and other employees. RSU awards align the interests of our executive officers and other employees with those of our stockholders and help manage the dilutive effect of our equity compensation program. Our RSU awards are subject to time-based vesting. Because RSU awards have value to the recipient even in the absence of stock price appreciation, RSU awards help us retain and incentivize employees during periods of market volatility, and also result in our granting fewer shares of common stock than through stock options of equivalent grant date fair value. Our RSU awards typically vest over a four-year period, and we believe that, like stock options, they help incentivize our executive officers to build value that can be sustained over time.

Approved Equity Award Value and Calculation of Shares. The Compensation Committee typically approves an overall intended target value to be awarded to each executive officer after considering the factors described above. Once the equity award value has been determined, the number of RSUs to be granted to the executive officer is calculated using the average per share closing price of our common stock on the NYSE over the 30 trading days up to and including the date of grant. In the case of options, the number of underlying shares granted is based on the 30 trading day trailing average fair value (Black-Scholes value) as of the date of grant. As a result, the intended target value of an equity award approved by the Compensation Committee may differ from the grant date fair value of the stock option and RSU awards as computed in accordance with ASC Topic 718, which is shown in the 2021 Summary Compensation Table.

2021 Equity Awards. In January 2021, after considering the factors described above, the Compensation Committee approved equity award values for each executive officer, including each named executive officer, and also determined that the mix for the annual equity awards would consist of 25% in value of stock options and 75% in value of RSU awards.

On July 30, 2021, in connection with her promotion to CEO, the Compensation Committee awarded Ms. Rangan an equity award valued at $3,500,000, 75% of which consisted of an RSU award and 25% of which consisted of stock options, that each vest over four years commencing on September 1, 2021 in equal quarterly installments. In determining the mix and size of Ms. Rangan’s equity award, the Compensation Committee reviewed competitive market data provided by its compensation consultant for similarly situated executives at the companies in our compensation peer group, the number of well-qualified candidates available to assume the CEO position, Ms. Rangan’s performance as our interim CEO, the expected future contributions of Ms. Rangan as our CEO for the rest of 2021 and beyond, and the need to ensure that her equity holdings in the Company to be earned in the future match the role and level of responsibilities that she was assuming in taking on the CEO position.

The table below shows the intended equity award value approved for our named executive officers and the resulting number of RSUs and stock options actually awarded to them on their respective grant dates. We note, however, that the

2022 PROXY STATEMENT | HubSpot, Inc.   32

reported values in our 2021 Summary Compensation Table may differ from the values reflected below due to fluctuations in our stock price prior to the actual grant date.

Named Executive Officer	Approved Value ($)(1)	Restricted Stock Units (#)	Stock Options (#)
Yamini Rangan (2)	6,776,000	10,077	7,952
Kate Bueker	3,528,000	6,749	5,415
Brian Halligan	3,075,000	5,882	4,720
John Kelleher	2,124,800	4,064	3,261
Dharmesh Shah	2,432,000	4,652	3,733

(1)

Represents the award values approved by the Compensation Committee on January 27, 2021 except for Ms. Rangan’s promotion equity award, which was approved by the Compensation Committee on July 30, 2021. The grant date fair value of the stock option and RSU awards as computed in accordance with ASC Topic 718 is reported in the 2021 Summary Compensation Table.

(2)

On September 7, 2021, Ms. Rangan transitioned from her prior role as Chief Customer Officer and succeeded Mr. Halligan as the Company’s CEO. The approved value of awards reported in this table for Ms. Rangan include: (1) her annual equity award in the amount of $3,276,000 granted to her on February 1, 2021, in connection with her role as Chief Customer Officer, and (2) her promotion equity award of $3,500,000 granted to her on October 1, 2021 in connection with her promotion to CEO.

Compensation Risk Assessment

As part of its review of the compensation to be paid to our executive officers, as well as the compensation programs generally available to our employees, the Compensation Committee considers potential risks arising from our compensation programs and the management of these risks, in light of our overall business, strategy, and objectives.

As is the case with our employees generally, our executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonus amounts under our Bonus Plan are tied to overall corporate performance, and the bonus payout for executive officers is based on our performance during the fiscal year compared to pre-established target levels for two measures: ARR and non-GAAP operating income. These financial measures counterbalance each other, decreasing the likelihood that our executive officers will pursue any one measure to the detriment of overall financial performance. Combined, these measures limit the ability of an executive officer to be rewarded for taking excessive risk on our behalf by, for example, seeking revenue enhancing opportunities at the expense of profitability. Moreover, a significant portion of compensation provided to our executive officers is long-term incentive compensation in the form of equity awards that help further align their interests with those of our stockholders. These risk-mitigating factors are also present in our company-wide compensation program.

In short, we believe that our executive compensation program does not encourage excessive or unnecessary risk-taking. Furthermore, we do not believe that the risks that may arise from our compensation programs are reasonably likely to have a material adverse effect on us.

Other Benefits

Health and Welfare Benefits

Our named executive officers are eligible for the same employee benefits available to our employees generally. We offer group health, dental, life and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry and region. We also maintain a tax-qualified Section 401(k) retirement savings plan for eligible employees in the United States. Under our Section 401(k) plan, employees may elect to defer up to 96% of their eligible compensation subject to applicable annual limits set pursuant to the Internal Revenue Code of 1986, as amended (the “Code”). We currently provide a company matching contribution of 50% of the employee’s contributions (up to $2,500 per year) under the Section 401(k) plan. Employees are 100% vested in their contributions to the Section 401(k) plan and any employer contributions after one year of service. We intend for the Section 401(k) plan to qualify, depending on the employee’s election, under Section 401(a) of the Code so that contributions by employees, and income earned on those contributions, are not taxable to employees until withdrawn from the Section 401(k) plan.

Perquisites and Personal Benefits

As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. We do not have any programs for providing executive perquisites or other personal benefits to our named executive officers.

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Severance and Change in Control Payments and Benefits

We do not have any employment or change in control arrangements with our executive officers, except that all of the current outstanding equity awards for all employees, including our named executive officers, under our 2014 Stock Option and Incentive Plan and our 2007 Equity Incentive Plan, include a “double-trigger” vesting acceleration provision in the event of a change in control of the company and a subsequent termination of employment as further described below under “Potential Payments Upon Termination or Change in Control.”

Other Compensation Practices and Policies

Stock Ownership Guidelines

We have adopted a Stock Ownership Policy that is applicable to our non-employee directors and those employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act. The Stock Ownership Policy requires that non-employee directors hold equity in the company with a value equal to at least three times the director’s annual Board cash retainer, the CEO own equity in the company equal to at least six times his or her annual base salary, and that all other covered executives own equity in the company equal to at least one times his or her annual base salary. The Stock Ownership Policy includes a phase-in period, which provides that an individual subject to this policy is required to be in compliance with the minimum equity ownership requirement by the later of December 31, 2021 or the first December 31st that occurs following the five-year anniversary of date on which the non-employee director or Section 16 officer first became subject to the Stock Ownership Policy. The Stock Ownership Policy also includes certain share retention obligations that apply to officers and directors who have not met the minimum equity ownership requirements by the end of their phase-in period or who cease to hold the minimum equity ownership at any time following such date.

Anti-Hedging and Anti-Pledging Policies

We have an insider trading policy that prohibits all Board members, executive officers, and employees from engaging in, among other things, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock. Our policy prohibits all Board members, executive officers, and employees from buying our securities on margin, borrowing against our securities held in a margin account, engaging in short sales of our securities, and buying or selling derivatives on our securities. Our policy also generally prohibits all Board members, executive officers, and employees from pledging our securities as collateral for a loan, other than as may be allowed in certain exceptional and limited circumstances with the permission of the Audit Committee. To date, no such requests have been made or approved.

Policy for Recoupment of Incentive Compensation

We have adopted a Policy for Recoupment of Incentive Compensation (the “Clawback Policy”) that applies to those employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act. The Clawback Policy provides that if we are required to prepare an accounting restatement due to the material non-compliance with any financial reporting requirement and/or intentional misconduct by an officer covered by the policy, then a committee of independent directors may require any officer covered by the policy to repay to the company any incentive compensation received by the officer during the previous three years, to the extent that the committee determines that the incentive compensation was in excess of the amount the officer would have received if the incentive compensation had been calculated based on the financial results reported in the restated financial statement. For purposes of the Clawback Policy, incentive compensation includes income related to annual cash bonuses and long term incentive compensation.

Indemnification of Officers and Directors

We have agreed to indemnify our directors and officers in certain circumstances. See “Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”

Tax and Accounting Considerations

Tax Deductibility

Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain executive officers and certain other individuals. While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

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Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our share-based compensation awards to employees and directors. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards and RSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers or directors may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their statements of operations over the period that an employee or director is required to render service in exchange for the option or other award. The Compensation Committee considers the impact of ASC Topic 718 when making share-based compensation awards.

Compensation Committee Interlocks and Insider Participation

During 2021, the Compensation Committee was comprised of Ms. Ward and Messrs. Caldwell and Simons. Michael Simon also briefly served on the Compensation Committee in 2021 before he retired from the Board and Compensation Committee on January 11, 2021. None of the members of the Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

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2021 SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (2)	($) (3)	($)		($)
Yamini Rangan (4)	2021	323,012	—	4,999,281	2,799,090	321,938	3,786	(7)	8,447,107
Chief Executive Officer	2020	441,477	—	12,167,609	720,598	364,500	5,293		13,699,477
and former Chief Customer Officer
Kate Bueker	2021	411,094	—	2,576,363	859,853	419,316	3,742	(8)	4,270,368
Chief Financial Officer	2020	376,563	—	2,193,640	722,674	229,219	5,074		3,527,170
	2019	350,844	5,085	1,958,561	650,516	204,086	3,310		3,172,402
Brian Halligan (5)	2021	1	—	2,245,395	749,493	—	1,638	(9)	2,996,527
Executive Chairperson	2020	1	—	2,932,779	966,112	—	1,242		3,900,134
and former CEO	2019	1	—	3,117,344	1,035,383	—	1,242		4,153,970
John Kelleher	2021	315,000	—	1,551,391	517,817	321,300	4,352	(7)	2,709,860
General Counsel and Secretary	2020	294,531	—	1,407,675	463,742	179,016	6,541		2,351,505
	2019	274,219	4,005	1,079,732	358,629	159,514	3,742		1,879,841
Dharmesh Shah (6)	2021	1	—	1,775,854	592,766	—	1,975	(9)	2,370,596
Chief Technology Officer	2020	1	—	1,347,498	443,863	—	1,242		1,792,604
	2019	1	—	1,728,912	574,238	—	1,242		2,304,393

(1)	The amounts reported represent the Customer First Multiple paid to Ms. Bueker and Mr. Kelleher in recognition of the company’s effort and success in solving for the customer during 2019.
(2)

The amounts reported represent the aggregate grant-date fair value of the RSUs that are settled in shares of our common stock and options to purchase shares of our common stock calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements presented in the 2021 Form 10-K.

(3)

The amounts reported reflect performance-based cash bonus payments awarded based on the achievement of certain corporate performance goals under the Bonus Plan. The amounts in this column exclude the amounts paid under the “Bonus” column in this table.

(4)

On September 7, 2021, Ms. Rangan transitioned from her prior role as Chief Customer Officer and succeeded Mr. Halligan as the Company’s CEO. Ms. Rangan was not a named executive officer prior to 2020. Upon her promotion to CEO, Ms. Rangan voluntarily elected to receive a base salary of $1 and to forego any cash bonus payments under the Bonus Plan.

(5)

On September 7, 2021, Mr. Halligan transitioned from his prior role as Chairperson of the Board, CEO, and President and became Executive Chairperson of the Board. During 2021, both before and after his transition to Executive Chairperson, Mr. Halligan voluntarily elected to receive a base salary of $1 and to forego any cash bonus payments under the Bonus Plan. His existing equity awards prior to the transition continued to vest in accordance with their terms, and he was not granted any additional equity awards in connection with the transition.

(6)	During 2021, Mr. Shah voluntarily elected to receive a base salary of $1 and to forego any cash bonus payments under the Bonus Plan.
(7)	The amount reported includes Section 401(k) matching contributions, group term life insurance, and remote work stipends.
(8)	The amount reported includes Section 401(k) matching contributions and group term life insurance.
(9)	The amount reported includes group term life insurance and remote work stipends.

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2021 GRANTS OF PLAN-BASED AWARDS TABLE

					All other		All other
					Stock		Option
					Awards:		Awards:			Grant Date
		Estimated Future Payouts			Number of		Number of		Exercise or	Fair Value
		Under Non-Equity Incentive			Shares of		Securities		Base Price	of Stock
		Plan Awards (1)			Stock or		Underlying		of Option	and Option
	Grant	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#) (2)		(#) (3)		($/Sh) (4)	($) (5)
Yamini	—	146,250	292,500	497,250	—		—		—	—
Rangan (6)	2/1/2021	—	—	—	6,267		—		—	2,392,365
	2/1/2021		—	—	—		5,028		381.74	798,401
	10/1/2021	—	—	—	3,810	(7)	—		—	2,606,916
	10/1/2021	—	—	—	—		2,924	(7)	684.23	2,000,689
Kate Bueker	—	126,000	252,000	428,400	—		—		—	—
	2/1/2021	—	—	—	6,749		—		—	2,576,363
	2/1/2021	—	—	—	—		5,415		381.74	859,853
Brian Halligan	2/1/2021	—	—	—	5,882		—		—	2,245,395
(8)	2/1/2021	—	—	—	—		4,720		381.74	749,493
John Kelleher	—	96,000	192,000	326,400	—		—		—	—
	2/1/2021	—	—	—	4,064		—		—	1,551,391
	2/1/2021	—	—	—	—		3,261		381.74	517,817
Dharmesh	2/1/2021	—	—	—	4,652		—		—	1,775,854
Shah (9)	2/1/2021	—	—	—	—		3,733		381.74	592,766

(1)

The amounts reported in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, sub-column "Threshold," reflect the threshold payment level of short-term incentive compensation for each of the named executive officers under our Bonus Plan. The amounts reported in the "Maximum," sub-column reflect that for 2021, the program provided the potential to earn a maximum of 170% of the target short-term incentive bonus opportunity. The specific components of the Bonus Plan are described in the "Annual Cash Bonuses" section of the Compensation Discussion and Analysis in this Proxy Statement. Non-equity incentive plan awards actually paid by the company for services rendered in 2021 are reported in the "Non-Equity Incentive Plan Compensation" column of the "2021 Summary Compensation Table" above.

(2)

Consists of RSUs granted under our 2014 Stock Option and Incentive Plan. Unless otherwise indicated, each RSU award vests over four years from January 1, 2021 in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

(3)

Consists of options to purchase shares of our common stock granted under our 2014 Stock Option and Incentive Plan. Unless otherwise indicated, each stock option vests over four years from January 1, 2021 in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

(4)	The exercise price is equal to the closing market price of our common stock on the NYSE on the date of grant.
(5)

The amounts reported represent the aggregate grant-date fair value of the RSU awards and stock options calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements presented in the 2021 Form 10-K.

(6)

On September 7, 2021, Ms. Rangan transitioned from her prior role as Chief Customer Officer and succeeded Mr. Halligan as the Company’s CEO. Upon her promotion to CEO, Ms. Rangan voluntarily elected to forego any cash bonus payments under the Bonus Plan. Ms. Rangan remained eligible to participate in the Bonus Plan in accordance with the terms of that bonus plan on a prorated basis for the period between January 1, 2021 and September 6, 2021 at an annual target percentage of 60% of her then-current base salary of $487,500. The amounts reported in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column represent the Threshold, Target, and Maximum amounts she was eligible to receive prior to her election to forego her cash bonus following her promotion to CEO.

(7)	This equity award vests over four years from September 1, 2021 in 16 equal quarterly installments, subject to Ms. Rangan’s continued employment through such vesting date.
(8)

On September 7, 2021, Mr. Halligan transitioned from his prior role as Chairperson of the Board, CEO, and President and became Executive Chairperson of the Board. During 2021, both before and after his transition to Executive Chairperson, Mr. Halligan voluntarily elected to forego any cash bonus payments under the Bonus Plan. His existing equity awards prior to the transition continued to vest in accordance with their terms, and he was not granted any additional equity awards in connection with the transition

(9)	Mr. Shah voluntarily requested to forego any cash bonus payments under the Bonus Plan for fiscal year 2021.

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2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

			Option Awards (1)				Stock Awards (2)
Name	Grant Date	Vesting Start Date (3)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#) (4)
Yamini Rangan	1/8/2020	1/1/2020	4,118	5,854	173.00	1/8/2030	—		—
	1/8/2020	1/1/2020	—	—	—	—	7,046	(5)	4,644,371
	1/8/2020	1/1/2020	—	—	—	—	21,679		14,289,713
	1/8/2020	1/1/2020	—	—	—	—	2,409	(6)	1,587,892
	2/1/2021	1/1/2021	942	4,086	381.74	2/1/2031	—		—
	2/1/2021	1/1/2021	—	—	—	—	5,092		3,356,392
	10/1/2021	9/1/2021	182	2,742	684.23	10/1/2031	—		—
	10/1/2021	9/1/2021	—	—	—	—	3,572		2,354,484
Kate Bueker	7/2/2018	7/1/2018	4,592	1,600	128.10	7/2/2028	—		—
	7/2/2018	7/1/2018	—	—	—	—	2,202	(5)	1,451,448
	7/2/2018	7/1/2018	—	—	—	—	3,671		2,419,740
	2/1/2019	1/1/2019	6,426	2,921	159.70	2/1/2029	—		—
	2/1/2019	1/1/2019	—	—	—	—	3,833		2,526,522
	2/3/2020	1/1/2020	4,469	5,746	182.91	2/3/2030	—		—
	2/3/2020	1/1/2020	—	—	—	—	6,747		4,447,285
	2/1/2021	1/1/2021	1,015	4,400	381.74	2/1/2031	—		—
	2/1/2021	1/1/2021	—	—	—	—	5,484		3,614,779
Brian Halligan	5/8/2012	4/1/2012	69,128	—	5.76	5/8/2022	—		—
	1/29/2014	1/1/2014	15,000	—	16.14	1/29/2024	—		—
	2/10/2015	1/1/2015	28,333	—	34.76	2/10/2025	—		—
	1/29/2016	1/1/2016	17,769	—	40.59	1/29/2026	—		—
	2/1/2017	1/1/2017	34,656	—	52.80	2/1/2027	—		—
	3/1/2018	1/1/2018	15,270	1,019	112.15	3/1/2028	—		—
	3/1/2018	1/1/2018	—	—	—	—	1,275		840,416
	2/1/2019	1/1/2019	10,227	4,650	159.70	2/1/2029	—		—
	2/1/2019	1/1/2019	—	—	—	—	6,100		4,020,815
	2/3/2020	1/1/2020	5,974	7,682	182.91	2/3/2030	—		—
	2/3/2020	1/1/2020	—	—	—	—	9,020		5,945,533
	2/1/2021	1/1/2021	885	3,835	381.74	2/1/2031	—		—
	2/1/2021	1/1/2021	—	—	—	—	4,780		3,150,737
John Kelleher	7/26/2012	6/25/2012	7,275	—	5.76	7/26/2022	—		—
	1/29/2014	1/1/2014	1,586	—	16.14	1/29/2024	—		—
	2/10/2015	1/1/2015	5,458	—	34.76	2/10/2025	—		—
	1/29/2016	1/1/2016	3,934	—	40.59	1/29/2026	—		—
	2/1/2017	1/1/2017	5,759	—	52.80	2/1/2027	—		—
	3/1/2018	1/1/2018	6,413	428	112.15	3/1/2028	—		—
	3/1/2018	1/1/2018	—	—	—	—	536		353,304
	2/1/2019	1/1/2019	3,542	1,611	159.70	2/1/2029	—		—
	2/1/2019	1/1/2019	—	—	—	—	2,113		1,392,784
	2/3/2020	1/1/2020	2,867	3,688	182.91	2/3/2030	—		—
	2/3/2020	1/1/2020	—	—	—	—	4,329		2,853,460
	2/1/2021	1/1/2021	611	2,650	381.74	2/1/2031	—		—
	2/1/2021	1/1/2021	—	—	—	—	3,302		2,176,513
Dharmesh	1/29/2014	1/1/2014	5,000	—	16.14	1/29/2024	—		—
Shah	2/10/2015	1/1/2015	16,667	—	34.76	2/10/2025	—		—
	1/29/2016	1/1/2016	19,990	—	40.59	1/29/2026	—		—
	2/1/2017	1/1/2017	15,595	—	52.80	2/1/2027	—		—
	3/1/2018	1/1/2018	10,550	704	112.15	3/1/2028	—		—
	3/1/2018	1/1/2018	—	—	—	—	881		580,711
	2/1/2019	1/1/2019	5,672	2,579	159.70	2/1/2029	—		—
	2/1/2019	1/1/2019	—	—	—	—	3,384		2,230,564
	2/3/2020	1/1/2020	2,744	3,530	182.91	2/3/2030	—		—
	2/3/2020	1/1/2020	—	—	—	—	4,144		2,731,518
	2/1/2021	1/1/2021	699	3,034	381.74	2/1/2031	—		—
	2/1/2021	1/1/2021	—	—	—	—	3,780		2,491,587

(1)

Unless otherwise indicated, these stock options vest over four years, with the earlier awards (granted prior to 2018) vesting in 48 equal monthly installments, and later awards (granted in 2018 and after) vesting in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

2022 PROXY STATEMENT | HubSpot, Inc.   38

(2)	Unless otherwise indicated, these RSUs vest over four years in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.
(3)	The vesting start date is fixed by the Compensation Committee when granting equity awards.
(4)	Represents the fair market value of the unvested shares of our common stock as of December 31, 2021 based upon the closing market price of our common stock on such date of $659.15 per share.
(5)

This equity award vests over four years, with 25% vesting on first anniversary of the vesting start date and the remaining 75% vesting in 12 equal quarterly installments thereafter, subject to the named executive officer’s continued employment through such vesting date.

(6)	This equity award vests over two years in eight equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

2021 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)
Yamini Rangan	433	96,750	26,161	13,786,465
Kate Bueker	2,340	1,621,175	15,158	8,186,707
Brian Halligan	144,538	89,882,850	16,027	8,505,073
John Kelleher	1,116	759,695	6,776	3,630,992
Dharmesh Shah	—	—	9,364	4,999,426

(1)

The value realized on exercise is based on the difference between the fair market value of a share of our common stock on the exercise date, less the per share exercise price of the related stock option, multiplied by the number of shares for which the options were exercised.

(2)

The value realized on vesting is based on the closing market price per share of our common stock on the vesting date, which ranged from $387.74 to $831.70 per share, multiplied by the number of shares that vested.

2022 PROXY STATEMENT | HubSpot, Inc.   39

ADDITIONAL INFORMATION RELATING TO EXECUTIVE COMPENSATION PROGRAM

2021 Potential Payments upon Termination or Change in Control

All current outstanding equity awards granted to our named executive officers under our 2014 Stock Option and Incentive Plan and our 2007 Equity Incentive Plan include a “double-trigger” vesting acceleration provision in the event of a change of control of the company. Pursuant to the forms of stock option agreement, restricted stock agreement, and RSU agreement, in the case of a “sale event” (as defined in our 2014 Stock Option and Incentive Plan) or in the case of a “change of control” (as defined in our 2007 Equity Incentive Plan) of the company, in each case in which outstanding awards are assumed, substituted or otherwise continued by a successor entity, and the award holder’s employment or service relationship with us terminates, such holder’s awards will vest in full as of the date of termination if such termination occurs (i) within 12 months after such sale event or change of control or 90 days prior to such event and (ii) such termination is by us without “cause” (as defined in the applicable award agreement) or by such holder for “good reason” (as defined in the applicable award agreement). There are no other payments or benefits provided to our named executive officers in the event of a termination of employment or change in control of the company.

The following table shows the potential payments and benefits to be received by each of our named executive officers in the event that his or her employment was terminated by us without cause or by the named executive officer for good reason within 12 months following, or 90 days prior to, a sale event or change of control of the company. The amounts in the table below have been calculated based on the assumption that the sale event/change of control and employment termination took place on December 31, 2021.

Named Executive Officer	Equity Acceleration Benefits Payable Upon Termination Without Cause/for Good Reason in connection with Change in Control ($) (1)
Yamini Rangan	30,212,271
Kate Bueker	20,725,426
Brian Halligan	21,559,680
John Kelleher	10,306,302
Dharmesh Shah	12,230,338

(1)

Consists of the vesting of outstanding equity awards that would accelerate pursuant to the “double-trigger” change in control provisions included in the applicable award agreements. Amounts in this column are calculated based on $659.15 per share, the closing market price of our common stock on December 31, 2021.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. As of December 31, 2021, we employed 5,895 full-time employees and strive to maintain a diverse and engaged workforce.

Under Item 402(u) of Regulation S-K under the Exchange Act, we are required to disclose the annual total compensation paid to our median employee (other than our Chief Executive Officer), the annual total compensation paid to our Chief Executive Officer, and the ratio of these two amounts for our most recently completed fiscal year.

In September 2021, Ms. Rangan, formerly our Chief Customer Officer, was promoted to CEO, and Mr. Halligan, our former CEO, assumed the role of Executive Chairperson of the Board. When a company has had two CEOs in the same fiscal year, under Item 402(u) the compensation paid to the CEO for purposes of calculating this ratio can either be (i) a combination of the compensation paid to each CEO during the fiscal year or (ii) the annualized CEO compensation of the person who was serving as CEO as of the date it used to select the median employee. Because Ms. Rangan was our CEO as of December 31, 2021, the date we used to select our median employee, we chose to use Ms. Rangan’s annualized 2021 compensation for our 2021 pay ratio disclosure.

We have calculated Ms. Rangan’s annualized compensation as CEO for purposes of the CEO pay ratio by adding her annual base salary of $1 as CEO to the amounts reported for Ms. Rangan in the stock awards, option awards, and all other compensation columns of the Summary Compensation Table.  For purposes of this CEO pay ratio disclosure, we did not include the amount reported in the non-equity incentive plan compensation column of the Summary Compensation

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Table for Ms. Rangan as she voluntarily elected to forgo any cash payments under the Bonus Plan upon her promotion to CEO.

The paragraphs that follow set forth our CEO pay ratio and describe the methodology we used to determine our median employee.

For 2021:

•	the annual total compensation of the employee identified as our median employee (other than our CEO) was $182,229; and
•	the annual total compensation of Ms. Rangan, our CEO (annualized for purposes of the CEO pay ratio disclosure as described above), was $7,802,158.

Based on this information, for 2021, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 42.82 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In 2021, there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio. Accordingly, for purposes of calculating the pay ratio set forth above, we used the same median employee that we identified for purposes of our 2019 pay ratio, who is still employed and has not had significant changes to their compensation since 2019. To identify our median employee for 2019, we used the following methodology. We selected a compensation measure comprised of the following elements, which we believe reasonably reflects the annual compensation of our employees:

•

base salary, which we calculated as annual base salary using a reasonable estimate of the hours worked during 2019 for hourly employees and annual salary levels for our remaining employees, and annualizing the compensation for any newly hired permanent employees during 2019;

•	target bonus, which we calculated for eligible employees based upon a percentage of their base salary; and
•

the grant date “fair value” of equity awarded to eligible employees in 2019, which we calculated pursuant to Financial Accounting Standard Board, Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

We calculated the sum of these compensation elements for our employees as of December 31, 2019 for the 12-month period from January 1, 2019 through December 31, 2019. Using this approach, we identified the individual at the median of our employee population, who is a full-time, salaried software engineer based in the United States, and determined that the employee’s annual total compensation for 2021 was $182,229 (excluding any estimated retirement and health benefits) in accordance with the requirements of the Summary Compensation Table.

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and RSUs		Weighted- average Exercise Price of Outstanding Options ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders (2)	1,822,819	(3)	112.82	10,874,293	(4)
Equity compensation plans not approved by stockholders	—		—	—
Total	1,822,819		112.82	10,874,293

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase shares of our common stock. It does not reflect the shares of our common stock that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)	These plans consist of our 2007 Equity Incentive Plan (terminated in October 2014), our 2014 Stock Option and Incentive Plan, as amended, and our 2014 Employee Stock Purchase Plan.

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(3)

This number includes 164,549 shares of our common stock subject to outstanding options granted under our 2007 Equity Incentive Plan and 1,658,270 shares subject to outstanding awards granted under our 2014 Stock Option and Incentive Plan, as amended, of which 419,258 shares were subject to outstanding options and 1,239,012 shares were subject to outstanding RSU awards.

(4)

This number includes 8,484,848 shares of our common stock available for issuance under our 2014 Stock Option and Incentive Plan, as amended, and 2,389,445 shares reserved for issuance under our 2014 Employee Stock Purchase Plan. On January 26, 2022, the Board approved an amendment to the 2014 Stock Option and Incentive Plan to eliminate, on a prospective basis, the “evergreen” provision of the plan, which provided for automatic annual cumulative increases in the number of shares of common stock available for issuance under the plan. The final “evergreen” increase under the plan was effective as of January 1, 2022. As a result of the amendment, no additional “evergreen” increases will occur under the 2014 Stock Option and Incentive Plan, as amended. The number of shares available for issuance under the 2014 Employee Stock Purchase Plan automatically increase each January 1 by 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our Compensation Committee.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended December 31, 2021.

Compensation Committee

Jay Simons (Chairperson)

Nick Caldwell

Claire Hughes Johnson

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RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Compensation of Non-Employee Directors” and “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2021 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we adopted amended and restated bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we entered into or may in the future enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

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We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Transactions with Our Executive Officers and Directors and Affiliated Entities

We have granted stock options and RSU awards to our executive officers and certain of our directors. See the sections captioned “Compensation of Non-Employee Directors” and “Executive Compensation— 2021 Outstanding Equity Awards at Fiscal Year-End Table” for a description of these stock options and RSU awards.

Policies and Procedures for Related Party Transactions

The Audit Committee of our Board of Directors has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our Audit Committee charter provides that the Audit Committee shall review and approve or disapprove any related party transactions. We also adopted a formal policy governing the review and approval of related party transactions.

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PROPOSAL ONE – ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board are filled by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

The term of the Class II directors is scheduled to expire at the upcoming Annual Meeting. The term of the Class III directors expires at the 2023 annual meeting of stockholders. The term of the Class I directors expires at the 2024 annual meeting of stockholders. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees for Class II Directors

Based on the recommendation of the Nominating and ESG Committee of our Board, our Board has nominated Lorrie Norrington, Avanish Sahai, and Dharmesh Shah for election as Class II directors to serve for a three-year term ending at the 2025 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Directors Not Standing for Election

Our Class I directors and Class III directors are not standing for election at this year’s Annual Meeting. Our Class I directors, consisting of Brian Halligan, Ron Gill, and Jill Ward, will continue in office until the 2024 annual meeting of stockholders. Our Class III directors, consisting of Nick Caldwell, Claire Hughes Johnson, Jay Simons, and Yamini Rangan will continue in office until the 2023 annual meeting of stockholders.

Vote Required

Our amended and restated by-laws provide for a majority voting standard in uncontested elections of directors (as is the case for this Annual Meeting). Under a majority voting standard, each nominee must receive a majority of votes cast to be elected, which means a director nominee will be elected to the Board only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes are not considered votes “for” or “against” the nominee’s election. An incumbent director who is nominated for election and fails to receive a majority of the votes cast for such director’s reelection would be required to promptly deliver to the Board an irrevocable offer to resign from the Board. The Nominating and ESG Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation of the Nominating and ESG Committee and will publicly disclose its decision within 90 days from the date of the certification of the election results. A plurality voting standard will continue to apply to contested director elections. A contested election will generally include any situation in which the company receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTOR LISTED ABOVE.

2022 PROXY STATEMENT | HubSpot, Inc.   45

PROPOSAL TWO – RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2022, and we are asking you and other stockholders to ratify this appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2016.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of PricewaterhouseCoopers LLP.

We expect that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the Audit Committee’s next scheduled meeting, the Audit Committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Audit Fees, Audit-Related Fees, Tax Fees, and Other Fees

The following table sets forth the fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and all other services rendered for 2021 and 2020 (in thousands):

Fee Category	2021	2020
Audit Fees (1)	$2,524	$2,313
Audit-Related Fees (2)	—	175
Tax Fees (3)	386	347
Other Fees (4)	3	3
Total Fees	$2,913	$2,838

(1)

Audit fees consist of fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and foreign statutory audits and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or requirements. Audit fees also include accounting consultations and research related to the integrated audit.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These include fees for a convertible note offering and a common stock offering.

(3)	Tax Fees consist of fees billed for tax compliance, consultation, and planning services.
(4)	Other Fees consist of fees billed for accounting research and disclosure software.

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Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting that are properly voted “FOR” or “AGAINST” this proposal. Abstentions will have no effect on the outcome of the vote. In the event that a majority of the votes properly cast do not ratify this appointment of PricewaterhouseCoopers LLP, we will review our future appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Report of the Audit Committee of the Board of Directors

The information contained in this Audit Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that HubSpot specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board. None of the members of the Audit Committee is an officer or employee of HubSpot, and the Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE Market rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Gill as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s audited consolidated financial statements for 2021 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, to discuss the audited consolidated financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the company’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of PricewaterhouseCoopers LLP its independence.

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Based on these discussions, the financial statement review, and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for 2021 be included in its Annual Report on Form 10-K for 2021.

Audit Committee

Ron Gill (Chairperson)

Avanish Sahai

Jill Ward

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PROPOSAL THREE – NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in our annual proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation program is designed to reward our named executive officers for the achievement of short-term and long-term financial, operational, and strategic goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which discuss how our executive compensation policies, and practices implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers. Our Board of Directors and the Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors, or the Compensation Committee. Although non-binding, our Board of Directors and the Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of HubSpot, Inc. approve, on a non-binding, advisory basis, the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables.

Vote Required

The approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting that are properly voted “FOR” or “AGAINST” this proposal. Abstentions will have no effect on the outcome of the vote. As noted above, the vote is advisory, which means that the vote is not binding on the company, our Board of Directors, or the Compensation Committee.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL FOUR – APPROVAL OF THE HUBSPOT, INC. AMENDED AND RESTATED 2014 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, our stockholders will be asked to approve the amendment and restatement of our 2014 Employee Stock Purchase Plan (the “2014 ESPP” and, as amended and restated, the “Amended and Restated ESPP”) to (i) remove the “evergreen” provision of the 2014 ESPP, which provided for automatic annual cumulative increases in the number of shares of common stock available for issuance under the 2014 ESPP; (ii) add a non-Section 423 component to facilitate participation by employees who are not U.S. taxpayers, (iii) authorize the administrator of the Amended and Restated ESPP (the “Administrator”) to take certain actions in connection with a Sale Event (as defined in the Amended and Restated ESPP); and (iv) make certain other administrative changes.

Our Board of Directors adopted the Amended and Restated ESPP on March 23, 2022, subject to approval by our stockholders. The Amended and Restated ESPP will become effective on June 7, 2022, the date of our Annual Meeting, if approved by our stockholders. Based solely on the closing price of our common stock as reported by the NYSE on April 11, 2022, the maximum aggregate market value of the 2,872,424 shares of common stock that could potentially be issued under the Amended and Restated ESPP is $1,305,689,053.

Our Board of Directors is submitting the Amended and Restated ESPP for approval by our stockholders and has specifically conditioned its effectiveness on such approval. If our stockholders do not approve the Amended and Restated ESPP, the 2014 ESPP as in effect prior to its amendment and restatement will remain in effect.

Purpose

We believe that the adoption of the Amended and Restated ESPP will benefit us by providing employees with a continuing opportunity to acquire shares of our common stock, which gives employees a stake in our growth, and will enable us to attract, retain and motivate valued employees.

Material Terms of the Amended and Restated ESPP

The following is a brief summary of certain provisions of the Amended and Restated ESPP. A copy of the Amended and Restated ESPP is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. The following description of the Amended and Restated ESPP does not purport to be complete and is qualified in its entirety by reference to Appendix A. We note that the Amended and Restated ESPP includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is our intention that the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, options will be granted pursuant to rules adopted by the Administrator designed to achieve tax, securities laws or other objectives for eligible employees.

Shares Subject to the Plan.  An aggregate of 2,872,424 shares (which represents the aggregate number of shares that were reserved under the 2014 ESPP as of March 1, 2022, consisting of the initial share reserve under the 2014 ESPP and shares added to the 2014 ESPP pursuant to annual “evergreen” increases through January 1, 2022) will be reserved and available for issuance under the Amended and Restated ESPP. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the Amended and Restated ESPP will be appropriately adjusted.

Plan Administration.  The Amended and Restated ESPP will be administered by the Compensation Committee, which will have full authority to make, administer and interpret such rules and regulations regarding the Amended and Restated ESPP as it deems advisable.

Eligibility.  All individuals classified as employees on the payroll records of HubSpot or the Designated Companies (as defined in the Amended and Restated ESPP) as of the first day of the applicable offering period (the “Offering Date”) are eligible to participate in the Amended and Restated ESPP; provided that the Administrator may determine, in advance of any offering period, that employees are eligible only if, as of the Offering Date, (a) they are customarily employed by HubSpot or a Designated Company for more than 20 hours a week, (b) they are customarily employed by HubSpot or a Designated Company for more than five months per calendar year, and/or (c) they have completed six months of employment (or such other period as determined by the Administrator, provided such service requirement does not

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exceed two years of employment). No person who owns or holds, or as a result of participation in the Amended and Restated ESPP would own or hold, common stock or options to purchase common stock, that together equal 5% or more of our total outstanding common stock is entitled to participate in the Amended and Restated ESPP. No employee may exercise an option granted under the Amended and Restated ESPP that permits the employee to purchase common stock having a value of more than $25,000 (determined using the fair market value of the common stock at the time such option is granted) in any calendar year.

Participation; Payroll Deductions.   Participation in the Amended and Restated ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage or amount of base pay to the Amended and Restated ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay or such other minimum or maximum as may be specified by the Administrator in advance of an offering. As of March 1, 2022, there are approximately 6,458 employees who would be eligible to participate in the Amended and Restated ESPP. Once an employee becomes a participant in the Amended and Restated ESPP, that employee will automatically participate in successive offering periods (as described below) and purchases will continue at the same percentage of compensation until that employee files a new enrollment form, withdraws from the Amended and Restated ESPP or becomes ineligible to participate in the Amended and Restated ESPP.

Offering Periods.   Unless otherwise determined by the Administrator, each offering of common stock under the Amended and Restated ESPP will be for a period of six months, which we refer to as an “offering period.” Offerings under the Amended and Restated ESPP will generally begin on the first business day occurring on or after each June 1 and December 1 and will end on the last business day occurring on or before the following November 30 and May 31, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The Administrator may establish different offering periods or exercise dates under the Amended and Restated ESPP, provided that no offering period shall exceed 27 months in duration or overlap any other offering period.

Exercise Price.   On the Offering Date for an offering period, employees participating in that offering period will receive an option to purchase shares of our common stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (1) 85% the fair market value per share of our common stock on the first day of the offering period or (2) 85% of the fair market value per share of our common stock on the exercise date. The maximum value of common stock that may be issued to any employee under the Amended and Restated ESPP, in any offering period is $25,000 (valued as of the Offering Date) or such other lesser number of shares as determined by the Administrator from time to time.

Subject to certain limitations, the number of shares of our common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Terms of Participation.   Except as may be permitted by the Administrator in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form by such deadline as shall be established by the Administrator for the offering period. A participant may withdraw from an offering period by giving written notice to the Company or an agent designated by the Company in a form acceptable to the Administrator (including, but not limited to, by electronic means) no later than two weeks prior to the end of the then-applicable offering period (or such shorter or longer period as may be specified by the Administrator prior to any offering period).  A participant’s withdrawal will be effective as soon as practicable following receipt of written notice of withdrawal by the Company or an agent designated by the Company. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods.

Sale Event.  In the case of and subject to the consummation of a Sale Event (as defined in the Amended and Restated ESPP) the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is authorized to take any one or more of the following actions under the Amended and Restated ESPP or with respect to any right under the Amended and Restated ESPP or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the Administrator in its sole discretion; (b) to provide that the

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outstanding options under the Amended and Restated ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares of common stock subject to outstanding options under the Amended and Restated ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering period will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

Term; Amendments and Termination.   The Amended and Restated ESPP will continue until terminated by our Board of Directors. Our Board of Directors may, in its discretion, at any time, terminate or amend the Amended and Restated ESPP. Upon termination of the Amended and Restated ESPP, all amounts in the accounts of participating employees will be refunded.

New Plan Benefits

Since participation in the Amended and Rested ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the Amended and Restated ESPP in the future are not determinable.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the U.S. income tax laws and regulations upon an employee and HubSpot with respect to an employee’s participation in the Section 423 component of the Amended and Restated ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the Amended and Restated ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

A participant in the Amended and Restated ESPP recognizes no taxable income either as a result of participation in the Amended and Restated ESPP or upon exercise of an option to purchase shares of our common stock under the terms of the Amended and Restated ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the Amended and Restated ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the Amended and Restated ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of  (1) 15% of the fair market value of the common stock on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the common stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.

Vote Required

The approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting that are properly voted “FOR” or “AGAINST” this proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote.

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Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE HUBSPOT, INC. AMENDED AND RESTATED 2014 EMPLOYEE STOCK PURCHASE PLAN.

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TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 25 First Street, Cambridge, MA 02141, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements under our bylaws for the 2023 Annual Meeting of Stockholders are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not earlier than February 7, 2023 and not later than the close of business on March 9, 2023. However, if the date of our 2022 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after June 7, 2023, the anniversary of the 2022 Annual Meeting, a stockholder notice will be timely if it is received at the address set forth above by the later of the close of business on (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public disclosure of the date of the meeting is made. In addition, to comply with universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2023.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2022 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 29, 2022. Such proposals must be delivered to our Secretary, c/o HubSpot, Inc., 25 First Street, Cambridge, MA 02141.

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Appendix A

HUBSPOT, INC.

AMENDED AND RESTATED 2014 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the HubSpot, Inc. Amended and Restated 2014 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of HubSpot, Inc. (the “Company”) and each Designated Company (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). An aggregate of 2,872,424 shares of Common Stock in the aggregate have been approved and reserved for this purpose. The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent (although the Company makes no undertaking or representation to maintain such qualification). In addition, this Plan authorizes the grant of Options (as defined in Section 8) under the Non-423 Component, which does not qualify as an “employee stock purchase plan” under Section 423 of the Code, and such Options granted under the Non-423 Component shall be granted pursuant to separate Offerings (as defined in Section 2) containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator (as defined in Section 1) and designed to achieve tax, securities laws or other objectives for eligible employees and the Designated Companies in locations outside of the United States.  Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which eligible employees will participate, even if the dates of the applicable Offerings are identical, provided that the terms of participation are the same within each separate Offering under the 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non- 423 Component of the Plan.

1.Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical); (iv) select Designated Companies; (v) make all determinations it deems advisable for the administration of the Plan; (vi) decide all disputes arising in connection with the Plan; and (vii) otherwise supervise the administration of the Plan. Further, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, provided that the adoption and implementation of any such rules and/or procedures would not cause the 423 Component to be in noncompliance with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates which vary with local requirements. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants (as defined in Section 11). No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

2.Offerings. The Company may make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). Unless otherwise determined by the Administrator, Offerings will begin on the first business day occurring on or after each June 1 and December 1 and will end on the last business day occurring on or before the following November 30 and May 31, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 27 months in duration or overlap any other Offering.

3.Eligibility. All individuals classified as employees on the payroll records of the Company or a Designated Company as of the first day of the applicable Offering (the “Offering Date”) are eligible to participate in such Offering under the Plan, provided that the Administrator may determine, in advance of any Offering, that employees are eligible only if, as of the Offering Date, (a) they are customarily employed by the Company or a Designated Company for more than 20 hours a week, (b) they are customarily employed by the Company or a Designated Company for more than five months per calendar year, and/or (c) they have completed six months of employment (or such other period as determined by the Administrator, provided such service requirement does not exceed two years of employment). Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated

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Company for purposes of the Company’s or applicable Designated Company’s payroll system are not considered to be eligible employees of the Company or any Designated Company and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Company on the Company’s or Designated Company’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4.Participation.  An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to the Company or an agent designated by the Company in a manner determined by the Administrator (including, but not limited to, by electronic means) by such deadline as shall be established by the Administrator for the Offering. The enrollment form will (a) state a whole percentage (unless the Administrator determines in advance of an Offering to require that a fixed amount be specified in lieu of a percentage) to be contributed from an eligible employee’s Compensation (as defined in Section 11) per pay period, and (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form, withdraws from the Plan or otherwise becomes ineligible to participate in the Plan, such Participant’s deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided the Participant remains eligible. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5.Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of 1 percent up to a maximum of 15 percent of such employee’s Compensation for each pay period  or such other minimum or maximum as may be specified by the Administrator in advance of an Offering. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions, unless required under applicable law.

Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited or otherwise problematic under applicable laws (as determined by the Administrator in its sole discretion), the Administrator may provide that an eligible employee may elect to participate through other contributions in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the 423 Component, any alternative method of contribution must be applied on an equal and uniform basis to all eligible employees in the Offering. Any reference to “payroll deductions” in this Section 5 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5.

6.Contribution Changes. Unless otherwise determined by the Administrator, except in the case of withdrawal as outlined in Section 7, a Participant may not increase or decrease his or her payroll deductions during any Offering, but may increase or decrease his or her payroll deductions with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form by such deadline as shall be established by the Administrator for the Offering. The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deductions during an Offering.

7.Withdrawal. A Participant may withdraw from participation in the Plan by giving written notice to the Company or an agent designated by the Company in a form acceptable to the Administrator (including, but not limited to, by electronic means) no later than two weeks prior to the end of the then-applicable Offering (or such shorter or longer period as may be specified by the Administrator prior to any Offering). The Participant’s withdrawal will be effective as soon as practicable following receipt of written notice of withdrawal by the Company or an agent designated by the Company. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8.Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”) the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price hereinafter provided for, (b) the number of shares of Common Stock determined by dividing $25,000 by the Fair Market Value of the Common Stock (as defined in Section 11) on the Offering Date for such

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Offering; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be 85 percent of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits such Participant rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the Option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9.Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of any Offering, any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10.Delivery of Shares. As soon as practicable after each Exercise Date, the Company shall arrange the delivery to each Participant of the shares of Common Stock acquired by the Participant on such Exercise Date; provided that the Company may deliver such shares to a broker that holds such shares in street name for the benefit of the Participant.

11.Definitions.

The term “Affiliate” means any entity that is directly or indirectly controlled by the Company which does not meet the definition of a Subsidiary below, as determined by the Administrator, whether now or hereafter existing.

The term “Compensation” means the regular or basic rate of compensation. The Administrator shall have the discretion to determine the application of this definition to Participants outside of the United States.

The term “Designated Company” means each Affiliate and Subsidiary that has been designated by the Administrator from time to time, in its sole discretion, as eligible to participate in the Plan, such designation to specify whether such participation is in the 423 Component or Non-423 Component. A Designated Company may participate in either the 423 Component or Non-423 Component, but not both. Notwithstanding the foregoing, if any Affiliate or Subsidiary is disregarded for U.S. tax purposes in respect of the Company or any Designated Company participating in the 423 Component, then such disregarded Affiliate or Subsidiary shall automatically be a Designated Company participating in the 423 Component. If any Affiliate or Subsidiary is disregarded for U.S. tax purposes in respect of any Designated Company participating in the Non-423 Component, the Administrator may exclude such Affiliate or Subsidiary from participating in the Plan, notwithstanding that the Designated Company in respect of which such Affiliate or Subsidiary is disregarded may participate in the Plan. The Administrator may so designate any Affiliate or Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering then in progress.

2022 PROXY STATEMENT | HubSpot, Inc.   A-3

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

The term “Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization, statutory share exchange, consolidation, or similar transaction pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Common Stock to an unrelated person, entity or group thereof acting in concert, (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company, or (v) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12.Rights on Termination of Employment.  Unless otherwise required by applicable law, if a Participant’s employment terminates for any reason before the Exercise Date for any Offering, his or her participation in the Plan will terminate immediately and no payroll deductions will be taken from any pay due and owing to the Participant on or after the termination date.  The balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, if permitted by the Administrator and valid under applicable law, to his or her designated beneficiary or, if no beneficiary has been designated or such designation is not valid, to his or her legal heirs. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Company, ceases to be an Affiliate or a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Company. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

If a Participant transfers employment from the Company or any Designated Company participating in the 423 Component to any Designated Company participating in the Non-423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the 423 Component; however, any contributions made for the Offering in which such transfer occurs shall be transferred to the Non-423 Component, and such Participant shall immediately join the then-current Offering under the Non-423 Component upon the same terms and conditions in effect for the Participant’s participation in the 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Company participating in the Non-423 Component to the Company or any Designated Company participating in the 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering under the Non-423 Component, or (ii) the Offering Date of the first Offering in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the 423 Component and the Non-423 Component, consistent with the applicable requirements of Section 423 of the Code.

13.Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions from his or her pay or other contributions shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

14.Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

15.Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.

16.Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and any share limitation set forth in Section 8 shall be equitably or proportionately

2022 PROXY STATEMENT | HubSpot, Inc.   A-4

adjusted to give proper effect to such event. In the case of and subject to the consummation of a Sale Event, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:

(a)To provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion.

(b)To provide that the outstanding Options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

(c)To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future.

(d)To provide that the Offering with respect to which an Option relates will be shortened by setting a New Exercise Date on which such Offering will end.  The New Exercise Date will occur before the date of the Sale Event.  The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless the Participant has withdrawn from the Offering in advance of the New Exercise Date as provided in Section 7 hereof.

(e)To provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.

17.Section 409A. The 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code. Neither the Non-423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A of the Code or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

18.Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19.Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

20.Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.

21.Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

22.Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

2022 PROXY STATEMENT | HubSpot, Inc.   A-5

23.Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

24.Tax Withholding. Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan.  Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may, but will not be obligated to, withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Common Stock by such Participant.  In addition, the Company or any Subsidiary or Affiliate may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) with respect to the 423 Component. The Company will not be required to issue any Common Stock under the Plan until such obligations are satisfied.

25.Notification Upon Sale of Shares. Each Participant who is subject to tax in the United States and participates in the 423 Component agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

26.Effective Date and Approval of Shareholders. The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present.

2022 PROXY STATEMENT | HubSpot, Inc.   A-6

Appendix B

Reconciliation of non-GAAP operating income

(in thousands, except footnotes)

	Six Months Ended June 30,	Year Ended December 31,
	2021	2021
GAAP operating loss	$(31,635)	$(54,799)
Stock-based compensation	75,856	166,761
Amortization of acquired intangible assets	682	1,326
Acquisition related expenses	1,567	2,087
Gain on termination of operating leases	—	(4,276)
Loss on disposal of fixed assets	—	6,468
Non-GAAP operating income (1)	$46,470	$117,567

(1)The reported amounts in this table are 3,000 less for the six months ended June 30, 2021 and 41,000 more for the year ended December 31, 2021 than the non-GAAP operating income amounts used by the compensation committee to determine the respective H1 and H2 2021 bonus payouts for the named executive officers. The difference is due to immaterial adjustments that occurred in connection with completing the financial statements for the applicable period after the compensation committee approved annual incentive compensation payments, which had no impact on the amount of the bonuses ultimately paid to the named executive officers.

2022 PROXY STATEMENT | HubSpot, Inc.   B-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D73156-P69409 For Against Abstain For Against Abstain HUBSPOT, INC. 25 FIRST STREET CAMBRIDGE, MA 02141 HUBSPOT, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: 1. Elect three Class II directors to hold office until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal. 1a. Lorrie Norrington 1b. Avanish Sahai 1c. Dharmesh Shah 2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022; 3. Non-binding advisory vote to approve the compensation of the Company's named executive officers; and 4. Approve the HubSpot, Inc. Amended and Restated 2014 Employee Stock Purchase Plan. Nominees: NOTE: To transact such other business that properly comes before the Annual Meeting (including adjournments or postponements thereof). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HUBS2022 You may attend the meeting via live audio webcast on the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. Eastern Time the day before the meeting date. SCAN TO VIEW MATERIALS & VOTE w

D73157-P69409 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side HUBSPOT, INC. Annual Meeting of Stockholders June 7, 2022 9:00 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Yamini Rangan, Kate Bueker, and John Kelleher, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HUBSPOT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on June 7, 2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.